EXHIBIT 10.1

EXECUTION VERSION

SENIOR SECURED TERM LOAN AGREEMENT

Among

ALTA MESA HOLDINGS, LP
as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders,

and

MORGAN STANLEY ENERGY CAPITAL INC.
as Administrative Agent

June 2, 2015

Morgan Stanley Energy Capital Inc.
as Sole Lead Arranger and Sole Bookrunner

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Guaranty
Exhibit D	Form of Mortgage
Exhibit E	Form of Note
Exhibit F	Form of Notice of Funding
Exhibit G	Form of Increased Facility Activation Notice
Exhibit H	Form of Pledge Agreement
Exhibit I	Form of Security Agreement
Exhibit J	Form of Transfer Letters
Exhibit K	Form of Borrower’s Counsel Opinion
Exhibit L	Form of Intercreditor Agreement
Exhibit M-1	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; non-partnerships)
Exhibit M-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; non-partnerships)
Exhibit M-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit M-4	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; partnerships)

Schedule I	Borrower, Administrative Agent, and Lender Information
Schedule II	Initial Commitment and Pro Rata Shares
Schedule 4.01	Equity Interests
Schedule 4.05	Permitted Debt
Schedule 4.19	Material Agreements
Schedule 4.20	Hedging Agreements

SENIOR SECURED TERM LOAN AGREEMENT

This Senior Secured Term Loan Agreement dated as of June 2, 2015 (the “Credit Agreement”) is among Alta Mesa Holdings, LP, a Texas limited partnership (the “Borrower”), the lenders party hereto from time to time (the “Lenders”), and Morgan Stanley Energy Capital Inc., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders provide certain loans to the Borrower, and the Lenders have indicated their willingness to lend, in each case subject to the terms and conditions of this Agreement.

In consideration of the mutual covenants and agreements herein contained and of the loans and commitments hereinafter referred to, the parties hereto agree as follows:

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms.  As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Subject Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Restricted Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation, general partnership, limited liability partnership or limited liability company, or division thereof, whether through the purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Subordinated Debt” means any term (and not "revolving") indebtedness of the Borrower for borrowed money, including any such Debt evidenced by bonds, debentures, notes or other similar instruments; provided that the agreements and instruments governing such Debt shall not contain (i) any affirmative or negative covenant (including financial covenants) that is materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (i), (ii) any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents, (iii) any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated but not increased), provided that a requirement that any such Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (iii), (iv) any restrictions on the ability of any Subsidiary or the Borrower to pledge assets as collateral security for the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated but not increased except pursuant to the Incremental Term Loan Facility), (v) any restrictions on the ability of any Subsidiary or the Borrower to incur Debt under this Agreement or any other Loan Document other than a restriction as to the outstanding principal amount of such Debt in excess of $175,000,000; (vi) a scheduled maturity date that is earlier than October 13, 2018, (vii) any amortization or other mandatory principal payments other than at the scheduled maturity thereof, or (viii) any Lien securing such Debt.

“Administrative Agent” means Morgan Stanley Energy Capital Inc. in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.06.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise.

“Agreement” means this Senior Secured Term Loan Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower and its Subsidiaries.

“Anti-Terrorism/Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including (a) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; (b) the Patriot Act; (c) Laundering of Monetary Instruments, 18 U.S.C. section 1956; (d) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; (e) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; (f) the Trading with the Enemy Act, any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V); (g) any similar laws or regulations currently in force or hereafter enacted; and (h) any enabling legislation or executive order relating to any of the foregoing.

“Anticipated Production” means the anticipated production of oil or gas volumes, as applicable, which are attributable to the Borrower’s and its Restricted Subsidiaries’ Proven Reserves, as reflected in the most recently delivered Engineering Report delivered pursuant to Section 5.06(d) and calculated on an aggregate basis for the Borrower and its Restricted Subsidiaries’, taken as a whole.

“Applicable Premium” means the applicable percentage set forth below as determined based upon when the applicable prepayment of Loans is made:

If prepaid prior to the first anniversary of the Effective Date	3.0%

If prepaid on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date	2.0%
If prepaid on or after the second anniversary of the Effective Date but prior to the Maturity Date	1.0%

“Asset Coverage Date” has the meaning assigned to such term in Section 6.20.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“Availability” means, at any time, an amount equal to (a) the lesser of the Borrowing Base and the aggregate Commitments minus (b) the sum of the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure (in each case, unless otherwise defined herein, as defined in the First Lien Credit Agreement).

“Borrowing Base” has the meaning set forth in the Intercreditor Agreement.

“Business Day” means (a) a day of the year other than (i) a Saturday or a Sunday or (ii) a legal holiday on which banks are required or authorized to close in Houston, Texas or New York, New York and (b) if the applicable Business Day relates to any Eurodollar Loan, then in addition to the requirements of clause (a) above, a day on which dealings are carried on by banks in the London interbank market.

“Capital Expenditures” means, for the Borrower and its Restricted Subsidiaries for any period, the aggregate of all expenditures and costs paid, or if applicable, budgeted to be paid, by the Borrower and such Restricted Subsidiaries during such period that are for items which should be capitalized in accordance with GAAP, including intangible drilling and development expenditures.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means the occurrence of any of the following events:

(a)           prior to a Qualified IPO, the Permitted Investors, individually or collectively, cease to own, directly or indirectly, at least the Control Percentage of the Equity Interests of the Borrower (or if the Borrower is a limited partnership, of the General Partner), or otherwise cease to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Borrower, by contract or otherwise;

(b)           following a Qualified IPO, if the Borrower is the issuer of the Equity Interests in such Qualified IPO, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right), or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c)           following a Qualified IPO, if the direct or indirect holding company of the Borrower is the issuer of the Equity Interests in such Qualified IPO (the “Parent Company”), (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower or the Parent Company entitled to vote for members of the board of directors or equivalent governing body of the Borrower or the Parent Company on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right), (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower or the Parent Company cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) the Parent Company ceases to own, directly or indirectly, 100% of the Equity Interests of the Borrower; or

(d) any “change in control” (as set forth in the First Lien Credit Agreement or in the indenture governing the Senior Unsecured Notes) occurs that obligates the Borrower or any other Loan Party to repurchase, redeem or repay all or any part of the Debt provided for therein.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all regulations thereunder.

“Collateral” means all “Collateral,” “Pledged Collateral,” and “Mortgaged Properties” (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreements, as applicable) or similar terms used in the Security Instruments or in the “Security Instruments” as defined in the First Lien Loan Documents.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make a Loan hereunder on the Effective Date in the amount set forth opposite such Lender’s name on Schedule II under the caption “Commitment”.  The aggregate Commitments of the Lenders as of the Effective Date are $125,000,000.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

“Consolidated Net Income” means, with respect to any Person and its consolidated Subsidiaries (or in the case of the Borrower, its consolidated Restricted Subsidiaries), for any period, the net income (or loss) for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write up or write down of assets and (b) the cumulative effect of any change in GAAP.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body) of such Person.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Conversion Transaction” means a conversion, whether by merger, statutory conversion or otherwise, of the Borrower from a limited partnership to a limited liability company or a corporation or an exchange of some or all of the outstanding partnership interest in the Borrower for Equity Interests in a corporation or a limited liability company.

“Credit Party” means the Administrative Agent or any Lender.

“Current Production” means, for each month, the lesser of (a) the highest of the most recent three (3) prior months’ production volume of crude oil, natural gas liquids and natural gas, of the Borrower and the Restricted Subsidiaries and (b) the internally forecasted production of crude oil and natural gas, calculated on a natural gas equivalent basis, of the Borrower and the Restricted Subsidiaries for each month for the next 60 months.

“Debt” for any Person, means without duplication:

(a)           indebtedness of such Person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

(b)           obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)           obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable);

(d)           obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases;

(e)           obligations of such Person under any Hedge Contract;

(f)           obligations of such Person owing in respect of redeemable preferred stock or other preferred equity interest of such Person;

(g)           any obligations of such Person owing in connection with any volumetric or production prepayments;

(h)           obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above;

(i)           indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) secured by any Lien on or in respect of any Property of such Person; and

(j)           all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Disposition” means any sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest).

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDAX” means without duplication, for any Person and its consolidated Subsidiaries (or in the case of the Borrower, its consolidated Restricted Subsidiaries) for any period (it being understood that, for the Borrower, no amounts of the Unrestricted Subsidiaries of the Borrower shall be taken into account in calculating EBITDAX), (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income, Interest Expense, income taxes, depreciation, amortization, exploration expenses, and other non-cash charges for such period, including non-cash losses under SFAS 133 as a result of changes in the fair market value of derivatives, minus (c) to the extent included in determining Consolidated Net Income, non-cash income  for such period, including non-cash income under SFAS 133 as a result of changes in the fair market value of derivatives; provided that, solely for purposes of determining the leverage ratio required under Section 6.18 below and interest coverage ratio required under Section 6.19 below, such EBITDAX shall be subject to pro forma adjustments for Acquisitions  and Dispositions assuming that such Acquisitions and/or Dispositions had occurred on the first day of the determination period, which adjustments shall be calculated in a manner reasonably acceptable to the Administrative Agent.

“Effective Date” means June 2, 2015.

“Eligible Assignee” means (a) any Lender, (b) any Subsidiary or Affiliate of a Lender, and (c) any commercial bank or other financial institution approved by the Administrative Agent and provided that no Event of Default is then outstanding, the Borrower, in each case which approval shall not be unreasonably withheld; provided that, in no event shall any natural person or any Subsidiary or any other Affiliate of the Borrower qualify as an Eligible Assignee.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Environment” or “Environmental” shall have the meanings set forth in 43 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) that seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to the Borrower or its Restricted Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or its Restricted Subsidiaries arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous substances, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous substances, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under any Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person, including any options, warrants or similar rights to purchase such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Base Rate” means, for any date of determination, the greater of (a) 0.00% and (b) the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing on the applicable Reuters screen (or on any successor or substitute screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to such date of determination, as the rate for dollar deposits with a maturity of three months.  In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Eurodollar Loan shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Loan and for a maturity of three months are offered by the principal London office of the Administrative Agent (or such other commercial bank reasonably selected by the Administrative Agent) in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to such date of determination.

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurodollar Rate Reserve Percentage

“Eurodollar Rate Reserve Percentage” of any Lender for any Loan means the reserve percentage applicable (or if more than one such percentage shall be so applicable, the daily average of such percentages) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal three months.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), state franchise Taxes, and branch profits Taxes, in each case, (i) by the United States of America (or any political subdivision thereof) or such other jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to any such recipient’s failure to comply with Section 2.14(e), and (d) any United States federal withholding Tax that is imposed under FATCA.

“Existing Senior Unsecured Notes” means the Debt issued by the Borrower pursuant to that certain Indenture dated as of October 13, 2010 among Borrower, Alta Mesa Finance Services Corp., the subsidiary guarantors party thereto and Wells Fargo Bank, N.A. as trustee in the form of senior, unsecured notes outstanding on the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Financial Statements” means the audited financial statements including the balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2012, December 31, 2013 and December 31, 2014, and the related statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries for such fiscal year ends (with attached auditor’s report) and referred to in Section 4.05, copies of which have been delivered to the Administrative Agent and the Lenders.

“First Lien Administrative Agent” means Wells Fargo Bank, National Association or any other “First Lien Administrative Agent” as defined in the Intercreditor Agreement.

“First Lien Cap” has the meaning set forth in the Intercreditor Agreement.

“First Lien Credit Agreement” means the Sixth Amended and Restated Credit Agreement dated as May 13, 2010 among the Borrower, the First Lien Administrative Agent and the lenders party thereto, together with all amendments, modifications and supplements thereto or replacements or restatements thereof on or prior to the Effective Date and all further amendments, modifications and supplements thereto or replacements or restatements thereof permitted by the Intercreditor Agreement.

“First Lien Lenders” means the “Lenders” as defined in the First Lien Credit Agreement or any other “First Lien Lenders” as defined in the Intercreditor Agreement.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement or any other “First Lien Loan Documents” as defined in the Intercreditor Agreement, in each case, together with all amendments, modifications and supplements thereto permitted by the Intercreditor Agreement.

“First Lien Secured Obligations” means the “First Lien Obligations” as defined in the Intercreditor Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“General Partner” means Alta Mesa Holdings GP, LLC, a Texas limited liability company.

“Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.

“Guarantor” means each entity executing a Guaranty or otherwise providing a guaranty of the First Lien Credit Agreement or the Senior Unsecured Notes, including (a) General Partner and (b) each Restricted Subsidiary of the Borrower.

“Guaranty” means (a) a Guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor and (b) such other forms of guaranty acceptable to the Administrative Agent whereby the guarantors named therein guaranties the Obligations, and “Guaranties” means all such guaranties collectively.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedge Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, deferred premium commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”).

“High Mesa” means High Mesa, Inc., a Delaware corporation formerly known as Alta Mesa Investment Holdings, Inc.

“High Mesa Preferred Stock Designation” means that certain Certificate of Designation of Series B Convertible Preferred Stock of High Mesa, dated as of March 25, 2014.

“Highbridge” means Highbridge Principal Strategies, LLC, a Delaware limited liability company.

“Highbridge Note Purchase Agreement” means that certain Note Purchase Agreement dated as of March 25, 2014, among High Mesa, Highbridge, and the other holders party thereto.

“Hydrocarbon Hedge Agreement” means a Hedge Contract that is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Increased Facility Activation Date” means any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.02(a).

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit G.

“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Term Lenders” means (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loan Facility” has the meaning given it in Section 2.02(a).

“Incremental Term Loans” means any term loans made pursuant to Section 2.02(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning given it in Section 9.07.

“Independent Engineer” means (a) Netherland, Sewell and Associates, Inc., (b) Ryder Scott Company, L.P., or (c) any other independent, third-party engineering firm acceptable to the Administrative Agent in its reasonable judgment.

“Independent Engineering Report” means a report, in form and substance satisfactory to the First Lien Administrative Agent and the Administrative Agent, prepared by an Independent Engineer, addressed to the First Lien Administrative Agent and the Administrative Agent with respect to the Oil and Gas Properties owned by the Borrower or its Restricted Subsidiaries (or to be acquired by the Borrower or any of its Restricted Subsidiaries, as applicable), which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the First Lien Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.  Notwithstanding the foregoing, a report audited by (rather than prepared by) an Independent Engineer shall qualify as an “Independent Engineering Report” so long as (x) such report otherwise meets the criteria set forth about in this definition and (y) such report is accompanied by an audit opinion of such Independent Engineer satisfactory to the Administrative Agent covering, among other things, the estimate of Proven Reserves set forth in such report are within the ten percent (10%) tolerance threshold set forth in the SPE Standards Pertaining to the Estimated and Auditing of Oil and Gas Reserves Information.

“Intercreditor Agreement” means that certain Intercreditor Agreement entered into by the Borrower, the Administrative Agent, First Lien Administrative Agent on even date herewith, in substantially the form of the attached Exhibit L.

“Interest Expense” means, for any Person and its consolidated Subsidiaries (or in the case of the Borrower, its consolidated Restricted Subsidiaries) for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” means a Hedge Contract between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Debt of the Borrower.

“Internal Engineering Report” means a report, in form and substance satisfactory to the First Lien Administrative Agent and the Administrative Agent, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the First Lien Administrative Agent and the Administrative Agent with respect to the Oil and Gas Properties owned by the Borrower or its Restricted Subsidiaries (or to be acquired by the Borrower or any of its Restricted Subsidiaries, as applicable), which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the First Lien Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the lessee thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, that is applicable to such Person.

“Lenders” means a party hereto that (a) is a lender listed on the signature pages of this Agreement on the date hereof, (b) is an Eligible Assignee that became a lender under this Agreement pursuant to Section 9.06, and (c) any Incremental Term Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

(b)           (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender) or any First Lien Lender (or any Affiliate of any First Lien Lender) or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower’s or any Restricted Subsidiaries’ ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A 1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P 1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Majority Lenders;

(c)           deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;

(d)           repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc.; and

(e)           such other instruments (within the meaning of Article 9 of the New York Business and Commerce Code) as the Borrower may request and the Administrative Agent may approve in writing.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Security Instruments, and each other agreement, instrument, or document executed by the Borrower or any of its Restricted Subsidiaries or any of their officers at any time in connection with this Agreement.

“Loan Party” means the Borrower and each Guarantor.

 “Loans” has the meaning assigned to such term in Section 2.01 and, in the event an Incremental Term Loan Facility is entered into in accordance with the terms of Section 2.02, the term “Loans” shall also include any Incremental Term Loans.

“Majority Lenders” means, at any time, Lenders holding more than 50% of the aggregate amount of the Loans then outstanding.

“Make Whole Amount” means the sum of the interest payments (without discount) that would have accrued and been paid in accordance with Section 2.06 on the principal amount of all Loans optionally or mandatorily prepaid under Section 2.06, in each case if such principal amount of Loans had been outstanding from the date of prepayment to the first anniversary of Effective Date, as determined by the Administrative Agent using the Eurodollar Rate forward curve throughout such period.

“Material Adverse Change” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (when taken as a whole)), condition (financial or otherwise), or results of operations of the Borrower and its Restricted Subsidiaries, since December 31, 2008, (b) a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement, any Note, any other Loan Document, (c) a material adverse effect on the Borrower’s ability to perform its obligations under Hedge Contracts taken as a whole, or (d) a material adverse effect on the Restricted Subsidiaries’ (when taken as a whole) ability to perform its obligations under this Agreement, any Guaranty, any Note, any other Loan Document, or any Hedge Contract.

“Material Disposition” means the Disposition of Oil and Gas of the Borrower or any Restricted Subsidiary that have a PV-9 value in excess of ten percent (10%) of the total PV-9 value of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (as set forth in the most recently delivered Engineering Report).

“Maturity Date” means April 15, 2018.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Mortgage” means any mortgage or deed of trust executed by any one or more of the Borrower or its Restricted Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D or such other form as may be requested by the Administrative Agent, in each case as the same may be amended, modified, partially released or cancelled, restated or supplemented from time-to-time, together with any assumptions or assignments of the Obligations thereunder by the Borrower or its Restricted Subsidiaries, and “Mortgages” means all of such Mortgages collectively.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Disposition of Oil and Gas Properties of the Borrower or any Restricted Subsidiary, all cash and Liquid Investments received by the Borrower or any of its Restricted Subsidiaries from such Disposition after payment of, or provision for, all estimated cash taxes attributable to such Disposition and payable by the Borrower or such Restricted Subsidiary, and other reasonable out of pocket fees and expenses actually incurred by the Borrower or such Restricted Subsidiary directly in connection with such Disposition, (b) with respect to any novation, assignment, unwinding, termination, or amendment of any hedge position or any other Hedge Contract by the Borrower or any Restricted Subsidiary, the sum of the cash and Liquid Investments received by the Borrower or any Restricted Subsidiary in connection with such transaction after giving effect to any netting agreements and (c) with respect to an issuance or incurrence of any Equity Interests, the cash proceeds received from such issuance net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith provided, however, that “Net Cash Proceeds” shall be reduced by any amounts that are required to be and are applied to repay the First Lien Secured Obligations and, to the extent attributable to the Disposition of Oil and Gas Properties of the Borrower or any Restricted Subsidiary, permanently reduce the commitments under the First Lien Credit Agreement as a result of the event generating such Net Cash Proceeds.  For the avoidance of doubt, the foregoing permanent reduction condition shall not be construed as a limitation on a subsequent increase in the commitments under the First Lien Credit Agreement so long as the Oil and Gas Properties subject to such Disposition are not given value in such increase.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Majority Lenders.

“Note” means a promissory note of the Borrower payable to any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Loans owing to such Lender.

“Notice of Funding” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Obligations” means all principal, interest, premiums, make-whole amounts, fees, reimbursements, indemnifications, and other amounts payable by the Borrower or any Restricted Subsidiary to the Administrative Agent, any sub-agent appointed pursuant to Section 8.05, the Lenders, or any Indemnitee under the Loan Documents.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests, or any interest therein.

“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant Register” has the meaning assigned to such term in Section 9.06(c).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Alta Mesa Holdings, LP.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PDNP Reserves” means Proven Reserves which are categorized as both “Developed” and “Non Producing” in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question.

“PDP Reserves” means Proven Reserves which are categorized as both “Developed” and “Producing” in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Incremental Lender” means Highbridge and each Affiliate fund managed by Highbridge.

“Permitted Investor” means each of (a) Michael Ellis, (b) Harlan Chappelle, and (c) only following a Qualified IPO, Highbridge and each Affiliate fund managed by Highbridge.

“Permitted Liens” means the Liens permitted to exist pursuant to Section 6.01.

“Permitted Subject Liens” means Permitted Liens other than the judgment Liens permitted under Section 6.01(l).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan” (whether or not capitalized) means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Pledge Agreements” means the Pledge Agreement in substantially the form of the attached Exhibit H, executed by the Borrower or any of its Restricted Subsidiaries or any of the Guarantors, as the same may be amended, modified, restated or supplemented from time to time.

“Pro Rata Share” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment (or, at any time after the Effective Date, the percentage of the aggregate principal amount of Loans then outstanding represented by such Lender’s Loans then outstanding).  The initial Pro Rata Share of each Lender is set forth on Schedule II.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“PUD Reserves” means Proven Reserves which are categorized as “Undeveloped” in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question.

“PV-9” means, as of any date of determination, with respect to any Proven Reserves expected to be produced from any of the Loan Parties’ Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Loan Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated using 4-year NYMEX strip pricing on such date of determination adjusted for applicable differentials and Hedge Contracts and held flat after such 4-year period and adjusted by appropriate management adjustments for additions to reserves and depletion or sale of reserves since the date of the most recently delivered Engineering Report; provided that the aggregate PV-9 attributable to PDNP Reserves and PUD Reserves shall not exceed 40% of aggregate PV-9.

“Qualified IPO” means an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) (or any successor form) of the Equity Interests of the Borrower or any direct or indirect holding company of the Borrower of its common Equity Interests pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (whether alone or in conjunction with a secondary public offering), which issuance, in any event, results in at least $200,000,000 of gross proceeds.

“Refinancing Debt” means Additional Subordinated Debt but only to the extent the proceeds thereof refinance (a) the Obligations (in whole and not in part), (b) Existing Senior Unsecured Notes, or (c) Refinancing Debt which refinanced the Debt described in the foregoing clause (a) or (b).

“Register” has the meaning assigned to such term in Section 9.06(b)(iv).

“Regulations T, U, and X” mean Regulations T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” has the meaning set forth in CERCLA or under any other Environmental Law.

“Required Hedges” means Hedge Contracts entered into by the Borrower at prices reasonably acceptable to the Administrative Agent on not less than 65% of the production from the PDP Reserves as reflected in the initial Engineering Report for each of crude oil and natural gas, calculated separately for a 36 month period beginning as of the first day of the month in which the Effective Date occurs.

“Response” has the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer (or other financial officer), or Vice President, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) in respect of the Equity Interest of such Person or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Entity” means (a) a Sanctioned Country, (b) an agency of any Sanctioned Country, (c) an organization directly or indirectly controlled by a Sanctioned Person or Sanctioned Country, or (d) a Sanctioned Person.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly controlled by any Sanctioned Person or Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties” means the Administrative Agent, the Lenders and to the extent permitted under the terms of any of the Loan Documents, any other Person owed Obligations.

“Security Agreements” means the Security Agreements, each in substantially the form of the attached Exhibit I, executed by the Borrower or any Restricted Subsidiary, as the same may be amended, modified, partially released, or supplemented from time to time.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreements, (d) the Security Agreements, (e) the WI/NRI Agreement, (f) each other agreement, instrument or document executed at any time in connection with the Pledge Agreements, the Security Agreements, or the Mortgages, and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Senior Unsecured Notes” means (a) the Existing Senior Unsecured Notes Debt and (b) Additional Subordinated Debt issued by the Borrower in the form of senior, unsecured notes after the Effective Date.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.  Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Test Date” means each date that the Financial Statements are required to be delivered pursuant to Section 5.06(a) or (b).

“Total Outstanding Secured Debt” means, on any date of determination, the sum of (a) all First Lien Secured Obligations outstanding on such date plus (b) all Obligations outstanding on such date.

 “Transactions” means the initial borrowings under this Agreement, including the application of the proceeds thereof to repay Debt in respect of the First Lien Credit Agreement.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by the Borrower or any Restricted Subsidiary executing a Mortgage, as each of the same may be amended, modified or supplemented from time-to-time.

“Triggering Event” means (a) the Disposition of Oil and Gas Properties of the Borrower or any Restricted Subsidiary that have a positive value in the most recently delivered Engineering Report, and (b) the novation, assignment, unwinding, termination, or amendment of a hedge position or Hedge Contract considered by the First Lien Administrative Agent in determining the then effective Borrowing Base to the extent such hedge position or Hedge Contract is not immediately replaced by a new hedge position or new Hedge Contract (or in the case of an amendment, an amended hedge position or amended Hedge

Contract) which would result in an equal or greater value to the Borrowing Base (as determined by the First Lien Administrative Agent in its sole discretion).

“United States” and “U.S.” means the United States of America.

“Unrestricted Subsidiary” means (a) LEADS Resources, LLC, (b) Louisiana Exploration & Acquisition Partnership, LLC, (c) Alta Mesa Drilling, LLC, (d) Sundance Acquisition, LLC, (e) TE TMR, LLC, (f) TMR Equipment, LLC, (g) FBB Anadarko, LLC, (h) New Exploration Technologies Co., LLC, (i) Brayton Resources, L.P., (j) Brayton Management GP, LLC, (k) Brayton Resources II, L.P., (l) Brayton Management GP II, LLC, (m) Orion Operating Company, LP, and (n) any other Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in compliance with Section 5.14.

“Updated Engineering Report” has the meaning set forth in Section 6.14(c)(i).

“WI/NRI Agreement” means that certain WI/NRI Agreement dated of even date herewith and entered into among the Borrower, the Restricted Subsidiaries party thereto and the Administrative Agent and setting forth therein certain representations and warranties of the Restricted Subsidiaries as to the quantum and nature of the record title interests of such Restricted Subsidiaries in and to certain Oil and Gas Properties.

Section 1.02 Computation of Time Periods.  In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.03 Accounting Terms; Changes in GAAP.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06 hereof, means the Financial Statements).  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 hereof most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06 hereof, used in the preparation of the Financial Statements).  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.

Section 1.04 [Reserved].

Section 1.05 Miscellaneous.  Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified.  The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation,”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE II
TERM LOAN FACILITY

Section 2.01 Loans.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a term loan (each a “Loan”) to the Borrower on the Effective Date in an aggregate principal amount not to exceed such Lender’s Commitment Amount.  After giving effect to the funding of the Loans on the Effective Date, the Commitments shall immediately terminate without further action.  The indebtedness of the Borrower to each Lender resulting from the Loans owing to such Lender shall be evidenced by a Note of the Borrower payable to such Lender.

Section 2.02 Incremental Term Loan Facility.  With the prior consent of the Administrative Agent with respect to each increase effected pursuant to this Section 2.02 (which consent shall be in the sole discretion of the Administrative Agent) the Borrower and any one or more Lenders (including any Permitted Incremental Lender and, with the consent of the Administrative Agent, any other New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans (each such loan facility, an “Incremental Term Loan Facility”) by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase, (ii) the applicable Increased Facility Closing Date, and (iii) the interest rate for such Incremental Term Loans.  No Lender shall have any obligation to participate in any increase described in this Section 2.02 unless it agrees to do so in its sole discretion. Notwithstanding the foregoing:

(i) (x) without the consent of the Administrative Agent each increase effected pursuant to this paragraph shall be in a minimum amount of at least $10,000,000 and (y) the aggregate principal amount of Incremental Term Loans shall not exceed $50,000,000;

(ii) no more than three (3) Increased Facility Closing Dates may be selected by the Borrower after the Effective Date;

(iii) such Incremental Term Loans shall have the same guarantees as those provided under the Security Instruments, be secured on a pari passu basis with the Liens on the Collateral, and the maturity date of such Incremental Term Loans shall be the Maturity Date;

(iv) no Default or Event of Default (including, without limitation, compliance with all financial covenants contained in Section 6.17 through Section 6.20, whether or not such financial covenants are otherwise required to be tested at the time of incurrence of such Incremental Term Loans) exists at the time of or would result from the incurrence of such Incremental Term Loans after giving pro forma effect thereto;

(v) all representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of the incurrence of such Incremental Term Loans, before and after giving effect to such incurrence and to the application of the proceeds from such incurrence, as though made on and as of such date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time, except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);

(vi) there shall exist no event or circumstance that could have a Material Adverse Change;

(vii) no Increased Facility Closing Date shall occur after the first anniversary of the Effective Date; and

(viii) the Administrative Agent and the Lenders, including any New Lender (as defined below), shall have received all fees and other amounts due and payable on or prior to the Increased Facility Closing Date of such Incremental Term Loans and reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower.

(b) Any Permitted Incremental Lender or, with the consent of the Administrative Agent (which consent shall be in the sole discretion of the Administrative Agent), any other bank, financial institution or other institutional lender, which elects to become a “Lender” under this Agreement in connection with any transaction described in this Section 2.02 (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby.  Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

Section 2.03 [Reserved].

Section 2.04 Funding.  Each Lender shall, on the Effective Date, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Pro Rata Share of such Loan.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent or such other location as the Borrower may specify by notice to the Administrative Agent.

Section 2.05 [Reserved].

Section 2.06 Prepayment of Loans.

(a) Optional.  The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with Section 2.06(b) and the payment of any premium or penalty in accordance with Section 2.06(d).  Amounts prepaid on the account of the Loans may not be reborrowed.

(b) Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or other electronic transmission) of any prepayment hereunder, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loan to be prepaid.  Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof.  Prepayments shall be made as provided in Section 2.11 and shall include any amounts due under Section 2.10.

(c) Mandatory Prepayments.

(i) In the event of any Material Disposition by the Borrower or any of its Subsidiaries, the Borrower shall prepay the outstanding Loans in accordance with Section 2.06(c)(iii) in an amount equal to 75% of the Net Cash Proceeds received by such Person in connection with such Material Disposition not otherwise used to make capital expenditures in respect of Oil and Gas Properties owned by the Loan Parties at the time of such Material Disposition within one hundred eighty (180) days after the receipt of such Net Cash Proceeds.  Nothing contained in this Section 2.06(c)(i) shall permit Borrower or any of its Subsidiaries to sell or otherwise Dispose of any Property other than in accordance with this Agreement.

(ii) Immediately upon the issuance or incurrence by the Borrower or any of its Subsidiaries of any Equity Interests pursuant to a Qualified IPO, the Borrower shall immediately prepay the outstanding Loans in an amount equal to 75% of the Net Cash Proceeds received by such Person in connection with such issuance.  Nothing contained in this Section 2.06(c)(ii) shall permit the Borrower or any of its Subsidiaries to issue or incur any Debt other than in accordance with the terms and conditions of this Agreement.

(iii) Each prepayment of Loans pursuant to this Section 2.06(c) shall be (A) applied ratably to the outstating principal amount of the Loans in accordance with each Lender’s Pro Rata Share thereof, and (B) accompanied by accrued interest to the extent required by Section 2.10.

(d) Prepayment Premium.

(i) All (A) optional prepayments of Loans permitted under this Section 2.06 made prior to the Maturity Date and (B) all mandatory prepayments of Loans required by the Loan Documents, in each case, shall be accompanied by an amount equal to the aggregate principal amount of the Loans being prepaid multiplied by the Applicable Premium then in effect.

(ii) In addition to such Applicable Premium, all (A) optional prepayments of Loans permitted under this Section 2.06 or (B) mandatory prepayments of Loans required by the Loan Documents, in each case made prior to the first anniversary of the Effective Date shall also be accompanied by an amount equal to the Make Whole Amount.

(e) Interest to be Paid with Prepayments.  Prepayments pursuant to this Section 2.06 shall be accompanied by accrued interest to the extent required by Section 2.10.

Section 2.07 Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Loan (including any Incremental Term Loans), together with any accrued interest on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

Section 2.08 [Reserved].

Section 2.09 Fees.

(a) Upfront Fees.  The Borrower agrees to pay to each Lender (including Morgan Stanley Energy Capital Inc.), a fee equal to 1.50% of the amount of such Lender’s Loans advanced on the Effective Date.  Each such fee shall be due and payable on the Effective Date.

(b) Incremental Term Loan Upfront Fees.  The Borrower agrees to pay to each Lender of Incremental Term Loans (including, if applicable, Morgan Stanley Energy Capital Inc.) a fee equal to 1.50% of the amount of such Lender’s Incremental Term Loans advanced after the Effective Date (such fee to become due and payable ratably to the applicable Lenders on the applicable Increased Facility Activation Date).

(c) Arranger Fees.  The Borrower agrees to pay to Morgan Stanley Energy Capital Inc., in its capacity as sole lead arranger and sole bookrunner, for its own account, an arranger fee equal to 1.00% of the amount of Loans advanced on the Effective Date. The Borrower agrees to pay to Morgan Stanley Energy Capital Inc., in its capacity as sole lead arranger and sole bookrunner, for its own account, an arranger fee equal to 1.00% of the amount of any Incremental Term Loans advanced after the Effective Date (such fee to become due and payable on the applicable Increased Facility Activation Date).

Section 2.10 Interest.

(a) Applicable Interest Rates.  The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at a rate per annum equal at all times to the Eurodollar Rate in effect from time to time plus 8.00%, payable quarterly in arrears on the last Business Day of each fiscal quarter.

(b) Post-Default Rate.  Notwithstanding the foregoing, if any principal of, or interest on, any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, at the election of the Majority Lenders all outstanding amounts hereunder and under any other Loan Document shall bear interest, after as well as before judgment, at the rate then applicable to such amount payable plus an additional three percent (3.0%), but in no event to exceed the Maximum Rate.1

(c) Usury Recapture.

(i) If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents that are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which

1 NTD: To conform to First Lien.

would have been due at the stated rates and the amounts that were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

(ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under this Section 2.10 shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

(iii) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF EACH LENDER AND THE BORROWER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS.  ACCORDINGLY, IF ANY LENDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION THAT CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELLED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT SUCH LENDER’S OPTION BE APPLIED TO THE OUTSTANDING AMOUNT OF THE LOANS MADE HEREUNDER BY SUCH LENDER OR BE REFUNDED TO THE BORROWER.

Section 2.11 Payments and Computations.

(a) Payment Procedures.  The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 p.m. (noon)  (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind.  The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Section 2.13, 2.14, 9.04, or 9.07, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations.  All computations of interest and fees shall be made by the Administrative Agent, on the basis of a year of 360 days for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(c) Non Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

Section 2.12 Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Loans made by it in excess of its Pro Rata Share of payments on account of the Loans obtained by all the, such

Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The provisions of this Section 2.12 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.12 shall apply).

Section 2.13 Increased Costs.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or such other Credit Party (whether of principal, interest or any other amount), then, upon request of such Lender or other Credit Party, the Borrower will pay to such Lender or such other Credit Party such additional amount or amounts as will compensate such Lender or such other Credit Party for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.13(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14 Taxes.

(a) Defined Terms.  For purposes of this Section 2.14 and Section 2.15, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the

Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the  “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or any successor form);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY(or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement or, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Documents.

Section 2.15 Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.16 Replacement of Lenders.  If any Lender requests compensation under Section 2.13 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, and, in each case, such Lender has declined or is unable to designate a different lending office, or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.14) and obligations under this Agreement and the related Loan Documents to a replacement financial institution that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.06, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law; and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III
CONDITIONS

Section 3.01 Conditions Precedent to Effectiveness.  The effectiveness of this Agreement and the obligations of the Lenders to make the Loans hereunder on the Effective Date are subject to the conditions precedent that:

(a) Documentation.  The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and where applicable, in sufficient copies for each Lender:

(i) this Agreement, a Note payable to each Lender in the amount of its Commitment, the Guaranties, the Pledge Agreements, the Security Agreements, the Intercreditor Agreement, and Mortgages which collectively encumber at least 90% of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties, and each of the other Loan Documents, and all attached exhibits and schedules;

(ii) a favorable opinion of the Borrower’s and the Restricted Subsidiaries’ counsel dated as of the date of this Agreement and substantially in the form of the attached Exhibit K, covering the matters discussed in such Exhibit and such other matters as the Administrative Agent, on behalf of the Lenders, may reasonably request;

(iii) copies, certified as of the date of this Agreement by a Responsible Officer of the Borrower of (A) the resolutions of the board of directors of the General Partner, as general partner of the Borrower, approving the Loan Documents to which the General Partner or the Borrower is a party, (B) the Partnership Agreement, (C) the certificate of limited partnership of the Borrower duly certified by the Secretary of State of the State of Texas, and (D) the limited liability company agreement of the General Partner, (E) the certificate of formation of the General Partner duly certified by the Secretary of State of the State of Texas, (F) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Note, and the other Loan Documents;

(iv) certificates of a Responsible Officer of the Borrower certifying the names and true signatures of the officers authorized to sign this Agreement, the Notes, and the other Loan Documents to which the Borrower is a party;

(v) copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Restricted Subsidiary, of (A) the resolutions of the board of directors or managers (or other applicable governing body) of such Restricted Subsidiary approving the Loan Documents to which it is a party, (B) the articles or certificate (as applicable) of incorporation (or organization) of such Restricted Subsidiary certified by the Secretary of State for the state of organization, (C) the bylaws or other governing documents of such Restricted Subsidiary, and (D) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Restricted Subsidiary is a party;

(vi) a certificate of a Responsible Officer of each Restricted Subsidiary certifying the names and true signatures of officers of such Restricted Subsidiary authorized to sign the Guaranty, Security Instruments and the other Loan Documents to which such Restricted Subsidiary is a party;

(vii) certificates of good standing for the Borrower, the General Partner, and each Restricted Subsidiary in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not sooner than 14 days prior to the date of this Agreement or (B) otherwise effective on the Effective Date;

(viii) a certificate dated as of the date of this Agreement from the Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects as of such date (except in the case of representations and warranties that are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time); (B) no Default has occurred and is continuing; and (C) the conditions in clauses (a), (b), (c), (d) and (g) - (p) of this Section 3.01 have been met;

(ix) appropriate UCC-1 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(x) evidence satisfactory to the Administrative Agent that the Equity Interests required in connection with the Pledge Agreements and powers executed in blank for each such certificate have previously been delivered to the First Lien Administrative Agent;

(xi) evidence satisfactory to the Administrative Agent that  insurance certificates naming the Administrative Agent loss payee or additional insured, as applicable, and evidencing insurance that meet the requirements of this Agreement and the Security Instruments have been previously provided to the Administrative Agent;

(xii) the initial Engineering Report dated effective a date acceptable to the Administrative Agent;

(xiii) a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attesting to the Solvency (i) of the Borrower and its Restricted Subsidiaries taken as a whole; and

(xiv) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Payment of Fees.  On or prior to the date of this Agreement, the Borrower shall have paid the fees required by Section 2.09 and all costs and expenses that have been invoiced and are payable pursuant to Section 9.04.

(c) Delivery of Financial Statements.  The Administrative Agent and the Lenders shall have received true and correct copies of (i) satisfactory audited consolidated financial statements for the Borrower and its Subsidiaries for the fiscal years 2012, 2013 and 2014, and interim unaudited financial statements for each fiscal quarter ended since the last audited financial statements and (ii) projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, which will be quarterly for the first year after the Effective Date and annually thereafter until the Maturity Date (and which projections shall not be inconsistent with information provided to the Administrative Agent prior to the Effective Date).

(d) Security Instruments.  The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that the Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral (which shall include at least 90% of the PV-9 value of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties (as set forth in the Independent Engineering Report dated as of January 1, 2015 covering Oil and Gas Properties of the Borrower and its Subsidiaries)) and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

(e) Title.  The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and that such Oil and Gas Properties constitute at least 80% of the PV-9 value of the Proven Reserves categorized as “total proved” of the Borrower and its Restricted Subsidiaries as determined by the Administrative Agent in its sole discretion.

(f) Environmental.  The Administrative Agent shall have received such  environmental assessments or other reports as it may reasonably require and shall be satisfied with the condition of the Oil and Gas Properties with respect to the Borrower’s compliance with Environmental Laws.

(g) No Default.  No Default shall have occurred and be continuing.

(h) Representations and Warranties.  The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct in all material respects as of the Effective Date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time); provided that, in any event, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(i) Material Adverse Change.  Since December 31, 2014, there shall not having occurred any material adverse condition or material adverse change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, operations, condition (financial or otherwise), assets, liabilities (whether actual or contingent) or prospects of the Borrower and its Subsidiaries, taken as a whole.

(j) No Proceeding or Litigation; No Injunctive Relief.  No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with (A) any of the Oil and Gas Properties or other Properties of the Borrower and its Restricted Subsidiaries or (B) this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

(k) Consents, Licenses, Approvals, etc.  The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents (including any consents required by the holders of preferred Equity Interests of High Mesa), licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, or any the Restricted Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the other Loan Documents.  In addition, the Borrower and each Restricted Subsidiary shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower or any Restricted Subsidiary, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby, including the Transactions.

(l) Material Contracts.  The Borrower shall have delivered to the Administrative Agent copies of all material contracts, agreements, or instruments listed on Schedule 4.19.

(m) Notice of Funding.  The Administrative Agent shall have received a Notice of Funding from the Borrower in the form of Exhibit F, with appropriate insertions and executed by a duly authorized Responsible Officer of the Borrower.

(n) Consents under Material Agreements.  The Administrative Agent shall have received evidence satisfactory to it that each of the First Lien Credit Agreement, the Existing Senior Unsecured Notes, the High Mesa Preferred Stock Designation and the Highbridge Note Purchase Agreement has been amended (or consents thereunder have been received) in a manner reasonably satisfactory to the Administrative Agent.

(o) Other Debt; Borrowing Base.  After giving effect to the making of the Loans, (a) no Loan Party shall have any Debt for borrowed money other than the Loans, Debt pursuant to the First Lien Credit Agreement, the Existing Senior Unsecured Notes and Debt listed on Part A of Schedule 4.05 and (b) the Borrowing Base shall be at least $300,000,000.

(p) Hedging Agreements.  Schedule 4.20 shall have set forth therein a complete list of all Hedge Contracts in effect on the Effective Date unless otherwise agreed by the Administrative Agent in its reasonable discretion.  The Borrower shall have entered into Hedge Contracts to effect the hedge positions for the volumes, years and forecasted production set forth in Schedule 4.20.

(q) Corporate Structure.  The corporate and capital structure of the Borrower and its Subsidiaries upon the Effective Date, after giving effect to the Transactions, shall be reasonably satisfactory to the Administrative Agent.

(r) USA Patriot Act.  The Administrative Agent shall have received, at least 5 days prior to the Effective Date, all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(s) Use of Proceeds.  The Administrative Agent shall be satisfied that as of the Effective Date, the proceeds of the initial funding hereunder shall be applied as detailed by the Borrower to the Administrative Agent prior to the Effective Date.

(t) UCC Searches.  The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the other Loan Parties other than those being released on or prior to the Effective Date or Liens permitted by Section 6.01.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.01) at or prior to 4:00 P.M., New York City time, on May 30, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.01 Existence; Restricted Subsidiaries.  The Borrower is (a) a limited partnership duly organized and validly existing under the laws of Texas and (b) in good standing and qualified to do business as a foreign corporation in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification.  Each Restricted Subsidiary of the Borrower is (i) duly organized, validly existing, and in good standing (if applicable) under the laws of its jurisdiction of formation and (ii) in good standing and qualified to do business as a foreign corporation or other foreign business entity in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification.  As of the date of this Agreement, the Borrower has no Subsidiaries other than those listed on Schedule 4.01 and the Borrower owns no other Equity Interests in any Person except in such Subsidiaries and otherwise as set forth on Schedule 4.01.

Section 4.02 Power.  The execution, delivery, and performance by the Borrower and by each Restricted Subsidiary of this Agreement, the Notes, and the other Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transactions, (a) are within the Borrower’s and such Restricted Subsidiaries’ governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) the Borrower’s or any Restricted Subsidiary’s certificate or articles of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Restricted Subsidiary, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.  The incurrence of the Loans (and, upon their incurrence, if any, the Incremental Term Loans) and the use of the proceeds of such Loans and Incremental Term Loans, if any, will be within the Borrower’s governing powers, will have been duly authorized by all necessary partnership action, will not contravene (i) the Borrower’s certificate of limited partnership, limited partnership agreement, or other organizational documents, or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 4.03 Authorization and Approvals.  No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party, or by each Restricted Subsidiary of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby, including the Transactions, except for (a) the filing of UCC-1 Financing Statements and the Mortgages in state and county filing offices and (b) those consents and approvals that have been obtained or made on or prior to the date of this Agreement and that are in full force and effect.  At the time of each incurrence of the Loans or Incremental Term Loans, if any, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such incurrence or the use of the proceeds of such Loan except for (i) the filing of any additional UCC-1 Financing Statements and the Mortgages in state and county filing offices and (ii) those consents and approvals that have been obtained or made on or prior to the date of such Loan, which are, as of the date of such Loan, in full force and effect.

Section 4.04 Enforceable Obligations.  This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the other Loan Documents to which each Restricted Subsidiary is a party have been duly executed and delivered by such Restricted Subsidiary.  Each Loan Document is the legal, valid, and binding obligation of the Borrower and each Restricted Subsidiary that is a party to it, enforceable against the Borrower and each such Restricted Subsidiary in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.05 Financial Statements.

(a) The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements, and the Financial Statements are accurate and complete in all material respects and present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP.  All projections, estimates, and pro forma financial information furnished by the Borrower, whether pursuant to financial statements or in connection with other information delivered to any Lender or the Administrative Agent, were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were made in light of current and foreseeable conditions (it being understood that projections as to future events are not to be viewed as facts and that actual results may differ from projected results).

(b) Since December 31, 2008, no event or circumstance that could cause a Material Adverse Change has occurred.

(c) As of the date of this Agreement and after giving effect to the making of the initial Loans, neither the Borrower nor any Restricted Subsidiary has any Debt other than (i) the Debt listed on Schedule 4.05, (ii) the Obligations under this Agreement, “Obligations” under the First Lien Credit Agreement and Debt under the Existing Senior Unsecured Notes and (iii) the Obligations arising under the Hedge Contracts described under Schedule 4.20.

Section 4.06 True and Complete Disclosure.  All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and its Restricted Subsidiaries in writing to the Administrative Agent or any of the Lenders shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time.

Section 4.07 Litigation; Compliance with Laws.

(a) There is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Restricted Subsidiaries before any court, Governmental Authority or arbitrator that could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document.  Additionally, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding instituted against the Borrower or any of its Restricted Subsidiaries which seeks to adjudicate the Borrower or any of its Restricted Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b) The Borrower and its Restricted Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders, and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.  The offer, sale, and issuance of all outstanding Equity Interests in the Borrower have been made in compliance with all applicable Legal Requirements, including without limitation federal and state Legal Requirements relating to the offer and sale of securities.

Section 4.08 Use of Proceeds.  The proceeds of the Loans will be used by the Borrower for the purposes described in Section 5.09.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Loan will be used to purchase or carry any margin stock in violation of Regulations T, U or X.

Section 4.09 Investment Company Act.  Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10 Taxes.

(a) Reports and Payments.  All Returns (as defined below in clause (c) of this Section) required to be filed by or on behalf of the Borrower, its Restricted Subsidiaries, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change and such Returns are and will be true, complete, and correct in all material respects; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements or (ii) taxes that are being contested in good faith.  The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.

(b) Taxes Definition.  “Taxes” in this Section 4.10 means all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

(c) Returns Definition.  “Returns” in this Section 4.10 means any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 4.11 Pension Plans.  All Plans are in compliance in all material respects with all applicable provisions of ERISA.  No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code.  No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code.  No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code.  The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits.  Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability.  As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization.  Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.12 Condition of Property; Casualties.  Each of the Borrower and its Restricted Subsidiaries has good and defensible title to, or a valid leasehold interest in, or has the right to use pursuant to valid licenses, all of its Oil and Gas Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens, except for Permitted Liens.  The material Properties owned or leased by the Borrower or any of its Restricted Subsidiaries in the continuing operations of the Borrower and each of its Restricted Subsidiaries are in good repair, working order and operating condition (subject to normal wear and tear).  Since December 31, 2008, neither the business nor the material Properties of the Borrower and each of its Restricted Subsidiaries taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.  Since the Effective Date, neither the business nor the material Properties of the Borrower and each of its Restricted Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

Section 4.13 No Burdensome Restrictions; No Defaults.

(a) Neither the Borrower nor any of its Restricted Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument (other than the First Lien Credit Agreement and the Senior Unsecured Notes) or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could reasonably be expected to cause a Material Adverse Change.  Neither the Borrower nor any of its Restricted Subsidiaries is in default in any material respect under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Restricted Subsidiary is a party.  Neither the Borrower nor any of its Restricted Subsidiaries has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Restricted Subsidiary is a party.

(b) No Default has occurred and is continuing.

Section 4.14 Environmental Condition.

(a) Permits, Etc.  The Borrower and its Restricted Subsidiaries (i) have obtained all Environmental Permits required under Environmental Law for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any outstanding material violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual, pending or to the Borrower’s knowledge, threatened Environmental Claim, that could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities.  To the Borrower’s actual knowledge, none of the present or previously owned, leased or operated Property of the Borrower or any Restricted Subsidiary, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, wherever located, that could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations that has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

(c) Certain Actions.  Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or its Restricted Subsidiaries on any of their presently or formerly owned, leased or operated Property and (ii) there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws that could reasonably be expected to result in a Material Adverse Change.

Section 4.15 Permits, Licenses, Etc.  The Borrower and its Restricted Subsidiaries possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of their business.  The Borrower and its Restricted Subsidiaries manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.

Section 4.16 Gas Contracts.  Neither the Borrower nor any of its Restricted Subsidiaries, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under governmental requirements.

Section 4.17 Liens; Titles, Leases, Etc.  None of the Property of the Borrower or any of the Restricted Subsidiaries is subject to any Lien other than Permitted Liens.  On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions.  Other than to the extent such could not reasonably be expected to cause a Material Adverse Change, all leases and agreements for the conduct of business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by the Borrower or any Restricted Subsidiary, or to the Borrower’s knowledge, by any of the other parties thereto, under any such leases or agreements.  Neither the Borrower nor any of its Restricted Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Instruments and the First Lien Loan Documents), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective Properties.

Section 4.18 Solvency and Insurance.  Before and after giving effect to the making of the initial Loans, the Borrower and each of its Restricted Subsidiaries is Solvent.  Furthermore, each of the Borrower and its Restricted Subsidiaries carry insurance required under Section 5.02 of this Agreement.

Section 4.19 Material Agreements.  Schedule 4.19 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof (other than the Hedge Contracts set forth in Schedule 4.20) providing for, evidencing, securing or otherwise relating to any Debt of the Borrower or any of its Restricted Subsidiaries, and all obligations of the Borrower or any of its Restricted Subsidiaries to issuers of surety or appeal bonds issued for account of the Borrower or any such Restricted Subsidiary, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation.  Also set forth on Schedule 4.19 hereto is a complete and correct list, as of the date of this Agreement, of all material agreements and other instruments of the Borrower and its Restricted Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons and which either (a) has a term longer than 12 months or (b) provides for liabilities of the Borrower and its Restricted Subsidiaries in excess of $10,000,000.  To the extent requested, the Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof.

Section 4.20 Hedging Agreements.  Schedule 4.20 sets forth, as of the date of this Agreement, a true and complete list of all Hedge Contracts of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.21 OFAC, etc.

(a) The Borrower has taken appropriate measures to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions.  None of (i) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (x) is a Sanctioned Person, (y) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), or (z) is in violation of any Anti-Terrorism/Money Laundering Law.  Each Credit Party is in compliance with the Patriot Act.

(b) Neither the Borrower nor any of its Subsidiaries (i) has its assets located in any Sanctioned Country or any Sanctioned Entity, (ii) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities, (iii) is, or will become, a Sanctioned Person or a Sanctioned Entity, or (iv) engages or will engage in any transaction with any Sanctioned Person or Sanctioned Entity.

(c) No Loan, use of proceeds of any Loan, or other transaction contemplated by this Agreement will (i) be used, directly or indirectly, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity or otherwise violate applicable Sanctions, or (ii) violate any Anti-Corruption Law or any Anti-Terrorism Law.

ARTICLE V
AFFIRMATIVE COVENANTS

The Borrower agrees to comply with the following covenants.

Section 5.01 Compliance with Laws, Etc.  The Borrower shall comply, and cause each of its Restricted Subsidiaries to comply, in all material respects with all applicable Legal Requirements.  Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Restricted Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Restricted Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower or any of its Restricted Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such Legal Requirements by appropriate legal proceedings.  Without limitation of the foregoing, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business and (b)

obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties.

Section 5.02 Maintenance of Insurance.

(a) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by companies, associations, or organizations reasonably satisfactory to the Administrative Agent, covering such casualties, risks, perils, liabilities and other hazards reasonably required by the Administrative Agent.  In addition, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply with all requirements regarding insurance contained in the Security Instruments.

(b) All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent.  All policies of insurance shall either have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable.  The Borrower shall furnish the Administrative Agent with a certificate of insurance or a certified copy of all policies of insurance required.  All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage.  In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Restricted Subsidiary or any party holding under the Borrower or a Restricted Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Restricted Subsidiaries.  All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ prior written notice to the Administrative Agent.  In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Restricted Subsidiary, except as permitted under Section 5.02(c) below, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.

(c) Prior to the occurrence and continuance of an Event of Default, (i) up to $5,000,000 of the proceeds of any insurance policy shall be paid directly to the Borrower or the applicable Restricted Subsidiary of the Borrower to repair or replace the damaged or destroyed Property covered by such policy; provided that the Borrower or the applicable Restricted Subsidiary shall make such repair or replace such Property within 180 days from the receipt of such proceeds and (ii) the remaining amount of such proceeds and any amount of proceeds that were paid to the Borrower or Restricted Subsidiary as permitted under clause (i) above and not used toward the repair or replacement of such Property within the 180 days required under such clause (i), shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent to be, at the election of the Administrative Agent, (A) applied in accordance with Section 7.06 of this Agreement, whether or not the Obligations are then due and payable, or (B) returned to the Borrower or the applicable Restricted Subsidiary of the Borrower to repair or replace the damaged or destroyed Property covered by such policy or to invest in other Oil and Gas Properties within the limits set forth in Section 6.06 hereof.

(d) After the occurrence and during the continuance of an Event of Default, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.06 of this Agreement, whether or not the Obligations are then due and payable.

(e) In the event that any insurance proceeds are paid to the Borrower or any of its Restricted Subsidiaries in violation of clause (c) or clause (d), the Borrower or such Restricted Subsidiary shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of the Borrower or such Restricted Subsidiary, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement.  Upon the request of the Administrative Agent, each of the Borrower and its Restricted Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.03 Preservation of Corporate Existence, Etc.  The Borrower shall (a) preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its limited partnership, corporate or limited liability company, as applicable, existence (except as otherwise permitted pursuant to Section 6.04), rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and (b) qualify and remain qualified, and cause each such Restricted Subsidiary to qualify and remain qualified, as a foreign corporation or such other foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

Section 5.04 Payment of Taxes, Etc.  The Borrower shall pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Restricted Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.05 Visitation Rights.  At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Restricted Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Restricted Subsidiary and (b) discuss the affairs, finances and accounts of the Borrower and any such Restricted Subsidiary with any of their respective officers or directors.

Section 5.06 Reporting Requirements.  The Borrower shall furnish to the Administrative Agent and each Lender:

(a) Annual Financials.  For each fiscal year of the Borrower and its consolidated Subsidiaries ended on or ending after December 31, 2015, as soon as available but in any event not later than 90 days after the end of such fiscal year, (i) (A) a copy of the annual audited financial report for such year for the Borrower and its consolidated Subsidiaries, including therein the Borrower’s and its consolidated Subsidiaries’ balance sheets as of the end of such fiscal year and the Borrower’s and its consolidated Subsidiaries’ statements of income, cash flows, and retained earnings, in each case certified by independent certified public accountants reasonably acceptable to the Administrative Agent, and including any management letters delivered by such accountants to the Borrower or any Subsidiary in connection with such audit, (B) a certificate of such accounting firm to the Administrative Agent and the Lenders stating that such audit was conducted by such accounting firm in accordance with generally accepted auditing standards, and (C) a Compliance Certificate executed by a Responsible Officer of the Borrower and (ii) a copy of the unaudited annual consolidating financial statements, if any, of each of its Subsidiaries, including therein such Subsidiary’s balance sheet and statements of income, cash flows, and retained earnings for such fiscal year;

(b) Quarterly Financials.  As soon as available and in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its consolidated Subsidiaries, commencing with the fiscal quarter ended June 30, 2015, (i) the unaudited balance sheet and the statements of income, cash flows, and retained earnings of the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP and (ii) a Compliance Certificate executed by the Responsible Officer of the Borrower;

(c) Cash Flow and Capital Expenditures.  As soon as available and in any event not later than 45 days after the end of each fiscal year, a budget detailing the projected cash flows and Capital Expenditures of the Borrower and its Restricted Subsidiaries for the immediately subsequent fiscal year;

(d) Oil and Gas Engineering Reports.

(i) As soon as delivered to the First Lien Administrative Agent but in any event on or before each April 1 of each year, an Independent Engineering Report dated effective as of January 1 for such year;

(ii) As soon as delivered to the First Lien Administrative Agent but in any event on or before October 1 of each year, an Internal Engineering Report dated effective as of the immediately preceding July 1;

(iii) As soon as delivered to the First Lien Administrative Agent, any other Internal Engineering Report delivered in connection with any interim redetermination of the Borrowing Base pursuant to Section 2.02(c) of the First Lien Credit Agreement;

(iv) With the delivery of each Engineering Report, including the initial Engineering Report required pursuant to Section 3.01(a)(xii), a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the other Loan Parties own good and defensible title to the Oil and Gas Properties evaluated in such Engineering Report and such Properties are free of all Liens except for Liens permitted by Section 6.01, (iii) attached to the certificate is a schedule setting forth in reasonable detail the calculation of PV-9, in form and substance reasonably satisfactory to the Administrative Agent, (iv) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 6.13 with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any other Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (v) none of their proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (vi) attached to the certificate is a list of all marketing agreements entered into by a Loan Party subsequent to the later of the date hereof or the most recently delivered Engineering Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 4.19 had such agreement been in effect on the date hereof and (vii) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Engineering Report that are Mortgaged Properties and demonstrating the percentage of the total value of the proved Oil and Gas Properties that the value of such Mortgaged Properties represent and that such percentage is in compliance with Section 5.08; and

(v) Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base.

(e) Production Reports.  As soon as available and in any event within 45 days after the end of each fiscal quarter, commencing with the fiscal quarter ended June 30, 2015, a report certified by a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent prepared by the Borrower covering each of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and detailing on a quarterly basis (i) the production, revenue and associated lease operating statements for the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries containing Proven Reserves in form and substance reasonably satisfactory to the Administrative Agent, together with a certificate signed by a Responsible Officer of the Borrower as to the truth and accuracy of such analyses in all material respects; (ii) any changes to any producing reservoir, production equipment, or producing well from the report delivered for the preceding fiscal quarter, which changes could cause a Material Adverse Change and (iii) any sales of the Borrower’s or any Restricted Subsidiaries’ Oil and Gas Properties since the delivery of the report for the preceding fiscal quarter;

(f) Defaults.  As soon as possible and in any event within three business days after an officer of the Borrower or a Restricted Subsidiary has knowledge of (i) the occurrence of any Default, (ii) the occurrence of any “Default” or “Event of Default” under the First Lien Credit Agreement, or (iii) the occurrence of any default under any instrument or document evidencing Debt of the Borrower or any Restricted Subsidiary having an aggregate principal amount in excess $5,000,000, in each case which Default or default is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or default, as applicable, and the actions which the Borrower or such Restricted Subsidiary has taken and proposes to take with respect thereto;

(g) Quarterly Report on Hedging and Deferred Purchase Obligations.  Concurrent with the delivery of the financial statements required under Section 5.06(a) and 5.06(b) above, a statement prepared by Borrower and certified as being true and correct in all material respects by a Responsible Officer of Borrower, setting forth in reasonable detail:

(i) all Hydrocarbon Hedge Agreements to which any production of oil, gas or other Hydrocarbons from the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries is then subject, together with a statement of Borrower’s position with respect to each such Hydrocarbon Hedge Agreement and a calculation of the Current Production as of such period end and a certification that the Borrower has been in compliance with Section 6.14(c) during such period (other than to the extent otherwise notified to the Administrative Agent); provided, however, if the price of any of the oil, gas or other Hydrocarbons produced from such Oil and Gas Properties is subject to a Hydrocarbon Hedge Agreement, then Borrower shall promptly notify the Administrative Agent and the Lenders if such Hydrocarbon Hedge Agreement is terminated, modified, amended or altered prior to the end of its contractual term, or if there is an amendment, adjustment or modification of the price of any of the oil, gas or other Hydrocarbons produced from such Oil and Gas Properties that is subject to or established by a Hydrocarbon Hedge Agreement; and

(ii) all Debt incurred in the form of deferred purchase price of Oil and Gas Property as permitted under Section 6.02(c) or 6.02(d), including the crude oil or natural gas pricing thresholds which would trigger a payment thereunder; provided, however, the Borrower shall promptly notify the Administrative Agent and the Lenders if there is an amendment, adjustment or modification of such pricing thresholds.

(h) Termination Events.  As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Controlled Group member proposes to take with respect thereto;

(i) Termination of Plans.  Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(j) Other ERISA Notices.  Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(k) Environmental Notices.  Promptly upon the receipt thereof by the Borrower or any of its Restricted Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any Restricted Subsidiary in connection with Hazardous Waste or Hazardous Substances that could reasonably result in the imposition of liability therefor that could cause a Material Adverse Change, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any Restricted Subsidiary, or any of their leased or owned Property, wherever located;

(l) Other Governmental Notices.  Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Restricted Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;

(m) Material Changes.  Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or could reasonably be expected to result in a Material Adverse Change, including breach or non-performance of, or any default under, the First Lien Credit Agreement, the Senior Unsecured Notes, or any other material agreement of the Borrower or any Restricted Subsidiary;

(n) Disputes, Etc.  Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes affecting the Borrower, or any of its Restricted Subsidiaries, in any event, of which the Borrower has knowledge that could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Restricted Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Restricted Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Restricted Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $5,000,000;

(o) Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter or report;

(p) Notices Under Other Loan Agreements.  Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of the First Lien Credit Agreement (including all certifications and computations delivered under the First Lien Credit Agreement in connection with the determination of the Borrowing Base or the First Lien Cap), the Senior Unsecured Notes, or any indenture, loan or credit or other similar agreement relating to Debt of the Borrower or its Restricted Subsidiaries in an aggregate principal amount in excess of $5,000,000, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;

(q) Notices of Hedge Contracts.  The Borrower shall promptly, and in any event one Business Day after such event, notify the Administrative Agent if any hedge position or Hedge Contract is to be novated, assigned, unwound, terminated, or amended.

(r) Other Information.  Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Restricted Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.  The Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

Section 5.07 Maintenance of Property.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair (normal wear and tear excepted) and shall abstain, and cause each of its Restricted Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned, leased or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.08 Agreement to Pledge.  The Borrower shall, and shall cause each Restricted Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in any Property of the Borrower or any Restricted Subsidiary now owned or hereafter acquired promptly after receipt of a written request from the Administrative Agent; provided that (a) in no event shall the Borrower be required to grant an Acceptable Security Interest in any Oil and Gas Properties that exceeds 90% of the PV-9 value of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties and (b) the Borrower shall cause the Administrative Agent to, at all times and without any requirement of a written request from the Administrative Agent, have an Acceptable Security Interest in at least 90% of the PV-9 value of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties.

Section 5.09 Use of Proceeds.  The Borrower shall use the proceeds of Loans (a) to repay existing indebtedness of the Borrower and the Loan Parties under the First Lien Credit Agreement, (b) for the payment of fees, expenses and transaction costs, including legal expenses, associated with the Transactions, and (c) for working capital and other general partnership purposes.

Section 5.10 Title Evidence.  From time to time after the Effective Date, upon the reasonable request of the Administrative Agent, the Borrower shall take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title information (including, if requested, supplemental or new title opinions addressed to it), which title information (a) shall collectively cover at least 80% of the PV-9 value of the Proven Reserves of the Borrower and its Restricted Subsidiaries as determined by the Administrative Agent, (b) shall be in form and substance acceptable to the Administrative Agent in its sole discretion, and (c) if requested by the Administrative Agent, shall include opinions regarding the before payout and after payout ownership interests held by the Borrower and the Borrower’s Restricted Subsidiaries for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Restricted Subsidiaries.

Section 5.11 Further Assurances; Cure of Title Defects.  The Borrower shall, and shall cause each Restricted Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement.  The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents.  The Borrower at its expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent upon its reasonable request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.  Within 60 days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions that are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.10 above, the Borrower shall (i) cure such title defects or exceptions that are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and its Restricted Subsidiaries’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10.  For the avoidance of doubt and for all purposes under this Agreement, if title to any of the Oil and Gas Property of the Borrower or Restricted Subsidiary (or any material part thereof) shall become the subject matter of litigation before any Governmental Authority or arbitrator that could reasonably be expected to result in a Material Adverse Change with respect to the Borrower’s or such Restricted Subsidiary’s title to such Oil and Gas Properties, taken as a whole, then such litigation may be deemed to be a title defect or exception that is not a Permitted Lien regardless of whether the Borrower’s or such Restricted Subsidiary’s record title is then effected.

Section 5.12 Material Agreements.  The Borrower shall, and shall cause each Restricted Subsidiary to, comply with all material terms, conditions, or covenants of any material contract or agreement to which the Borrower or any of its Restricted Subsidiaries is a party or by which they or their Properties may be bound except to the extent where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

Section 5.13 Leases; Development and Maintenance.  The Borrower will, and will cause its Restricted Subsidiaries to, except to the extent failure to do any of the matters set forth below would not have a Material Adverse Change: (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (except where the amount thereof is being contested in good faith by appropriate proceedings), (b) do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, wells, units and acreage to which the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries pertain in a prudent manner consistent with industry standard practices.

Section 5.14 Designations with Respect to Subsidiaries.

(a) Any newly acquired or formed Subsidiary shall be deemed a Restricted Subsidiary unless designated by Borrower as an Unrestricted Subsidiary in accordance with the terms of this Section 5.14(a).

(i) The Borrower may not acquire or form any such new Restricted Subsidiary nor may it designate any Unrestricted Subsidiary as a Restricted Subsidiary unless each of the following conditions are satisfied:

(A) immediately before and after giving effect to such acquisition, formation or designation of a Restricted Subsidiary, no Default or Event of Default shall exist and be continuing;

(B) after giving effect to such acquisition, formation or designation of a Restricted Subsidiary, the Borrower would be permitted to incur at least $1 of additional Indebtedness in accordance with the provisions of Section 6.02;

(C) contemporaneously with the acquisition, formation or designation of a Restricted Subsidiary, such Restricted Subsidiary shall execute and deliver to the Administrative Agent a Guaranty, a Pledge Agreement, a Security Agreement, and a Mortgage, and such other Security Instruments as the Administrative Agent or the Majority Lenders may reasonably request and the equity holder of such Subsidiary executing and delivering to the Administrative Agent a Pledge Agreement (or a supplement to an existing Pledge Agreement)

pledging 100% of the Equity Interest of such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed powers in blank, if applicable;

(D) contemporaneously with the acquisition, formation or designation of a Restricted Subsidiary, the Borrower or such Restricted Subsidiary shall have delivered such certificates, opinions of counsel, title opinions, or other documents as the Administrative Agent may reasonably request relating to such Restricted Subsidiary; and

(E) the Borrower shall otherwise be in compliance with Section 5.08.

(ii) The Borrower shall deliver to the Administrative Agent and each Lender, within 20 Business Days after any such acquisition, formation or designation, a certificate of a Responsible Officer of Borrower stating the effective date of such designation and stating that the foregoing conditions have been satisfied.  Such certificate shall be accompanied by a schedule setting forth in reasonable detail the calculations demonstrating compliance with such conditions, where appropriate.

(iii) Notwithstanding anything herein to the contrary, at no time shall any Subsidiary be an Unrestricted Subsidiary if it is a “restricted subsidiary” for purposes of any indenture, credit agreement or similar agreement that contains the concept of “restricted” and “unrestricted” subsidiaries or otherwise provides a guarantee of, or provides collateral security for, the obligations thereunder.

(b) The Borrower shall not designate any Restricted Subsidiary as an Unrestricted Subsidiary.

(c) In the case of the acquisition, formation or designation of a Restricted Subsidiary, such new Restricted Subsidiary shall be deemed to have made or acquired all Investments owned by it and incurred all Indebtedness and other obligations owing by it and all Liens to which it or any of its properties are subject, on the date of such designation, acquisition, or formation.

Section 5.15 Designation of Senior Debt.  The Borrower shall, and shall cause each Restricted Subsidiary to, designate all Obligations as “designated senior indebtedness” under any subordinated note or indenture documents applicable to it, to the extent provided for therein, including but not limited to the Senior Unsecured Notes.

Section 5.16 Required Hedges.  The Borrower shall enter into and maintain the Required Hedges.

Section 5.17 Local Counsel Opinions.  Within thirty (30) days after the Effective Date, the Borrower will deliver to the Administrative Agent written opinions of local counsel acceptable to the Administrative Agent in each of the State of Idaho, the State of Louisiana, and the State of Oklahoma, such written opinions to (a) confirm the enforceability of the Mortgage in such jurisdiction and such other customary matters requested by the Administrative Agent, (b) be addressed to the Administrative Agent and the Lenders, and (c) be in form and substance satisfactory to the Administrative Agent in its sole discretion.  The Borrower and the other Loan Parties hereby instruct each such counsel to deliver such legal opinions.

ARTICLE VI
NEGATIVE COVENANTS

The Borrower agrees to comply with the following covenants.

Section 6.01 Liens, Etc.  The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Restricted Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Restricted Subsidiaries may create, incur, assume, or suffer to exist:

(a) Liens granted under a Loan Document and securing the Obligations;

(b) Liens securing the First Lien Secured Obligations to the extent permitted under the Intercreditor Agreement;

(c) purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business prior to or at the time of the Borrower’s or such Restricted Subsidiary’s acquisition of such equipment; provided that, the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other Properties of the Borrower or its Restricted Subsidiaries, and (iii) is permitted under Section 6.02(e);

(d) Liens securing Capital Leases; provided that the Debt secured by such Liens (i) is secured only by the Property leased under such Capital Leases and not any other Properties of the Borrower or any of its Restricted Subsidiaries and (ii) is permitted under Section 6.02(e);

(e) Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(f) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor;

(g) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Restricted Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(h) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Restricted Subsidiaries warranted in the Security Instruments or in this Agreement;

(i) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;

(j) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Restricted Subsidiaries warranted in the Security Instruments or in this Agreement, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto;

(k) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, including in respect of surface operations or for pipelines or power lines, none of which materially interfere with the ordinary conduct of the business of Borrower or any Restricted Subsidiary or materially detract from the value or use of the Property to which they apply;

(l) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(f);

(m) rights reserved to or vested in any Governmental Authority to control or regulate any Property of the Borrower or any of its Restricted Subsidiaries, or to use such Property; provided that, such rights (a) could not reasonably be expected to materially impair the use of such Property for the purpose for which it is held by the Borrower or any such Restricted Subsidiary and (b) could not reasonably be expected to materially diminish the value of such Property;

(n) [Reserved];

(o) Liens encumbering cash, cash equivalents, and certificates of deposits, and security in the form of letters of credit, in any case, arising in the ordinary course of business to secure the Debt permitted under Section 6.02(g) below; and

(p) Liens not otherwise permitted in this Section 6.01 so long as (i) such Liens do not encumber Oil and Gas Properties and (ii) the aggregate amount of obligations secured thereby shall not exceed $5,000,000.

Section 6.02 Debts, Guaranties, and Other Obligations.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a) Debt of the Borrower and its Restricted Subsidiaries under the Loan Documents;

(b) Debt listed on Part A of Schedule 4.05 and any renewals, extensions, or replacements thereof; provided that the amount of such Debt may not be increased;

(c) Debt in the form of obligations for the deferred purchase price of Oil and Gas Property acquired in the ordinary course of business which is listed on Part B of Schedule 4.05 and incurred prior to November 14, 2007; provided that, such Debt (i) is not yet past due and payable or (ii) is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(d) Debt in the form of obligations for the deferred purchase price of Oil and Gas Property acquired in the ordinary course of business and incurred (x) after November 14, 2007 but prior to the Effective Date which is listed on Part C of Schedule 4.05 and (y) incurred after the Effective Date, in each case, which (i) is not yet past due and payable or is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (ii) is payable solely out of production revenues generated from the purchased Oil and Gas Properties; (iii) is due if, and only if, prices for crude oil or natural gas, as applicable, exceed certain thresholds agreed to between the seller and the buyer; (iv) cannot be accelerated or demanded for any reason unless and until such Debt becomes due as permitted in clause (iii) above; and (v) does not accrue any interest; provided that, the aggregate amount of Debt incurred by the Borrower and its Subsidiaries as permitted under this paragraph (d) shall not exceed $20,000,000;

(e) Debt secured by the Liens permitted under paragraphs (c) or (d) of Section 6.01 in an aggregate amount not to exceed $10,000,000 at any time;

(f) Debt under Hedge Contracts that are not prohibited by the terms of Section 6.14; provided that (i) such Debt shall not be secured, other than such Debt owing to Swap Counterparties (as defined in the First Lien Credit Agreement) which are secured under the First Lien Loan Documents that are subject to the terms of the Intercreditor Agreement, (ii) such Debt shall not obligate the Borrower or any of its Subsidiaries to any margin call requirements, and (iii) the deferred premium payments associated with such Hedge Contracts shall be limited to the deferred premium payments for put option contracts which are secured under the Loan Documents; provided that, the sum of (A) aggregate outstanding amount of such deferred premium payments plus (B) the outstanding unsecured Debt permitted under clause (n) below, shall not exceed $15,000,000;

(g) Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower or any of its Restricted Subsidiaries in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(h) Debt of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that, such Debt is fully subordinated to the Obligations on terms acceptable to the Administrative Agent;

(i) the Debt in respect of the First Lien Credit Agreement that is subject to the terms of the Intercreditor Agreement;

(j) the Debt in respect of the Existing Senior Unsecured Notes outstanding on the Effective Date and the guaranties given by Restricted Subsidiaries with respect thereto;

(k) [Reserved];

(l) the Debt in respect of the Additional Subordinated Debt which constitutes Refinancing Debt and the guaranties given by the Restricted Subsidiaries with respect thereto; provided that immediately after giving pro forma effect to the incurrence of such Additional Subordinated Debt and the use of proceeds therefrom, (i) the Borrower shall be in compliance with Sections 6.17 through 6.20 and (ii) no Default has occurred and is continuing;

(m) Banking Services Obligations (as defined in the Intercreditor Agreement) secured under the First Lien Loan Documents that are subject to the terms of the Intercreditor Agreement; and

(n) Other unsecured Debt which does not require the payment of interest or fees in cash; provided that, the sum of (i) the aggregate outstanding principal amount of such unsecured Debt plus (ii) the aggregate outstanding amount of the deferred premium payments permitted under clause (f) above, shall not exceed $15,000,000.

Section 6.03 Agreements Restricting Liens and Distributions.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments, the First Lien Loan Documents and the Senior Unsecured Notes) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Restricted Subsidiary from paying dividends to the Borrower, or that requires the consent of or notice to other Persons in connection therewith; provided, that the foregoing shall not apply to (i) restrictions and conditions imposed by Legal Requirements and (ii) customary restrictions or conditions imposed by: (A) the Loan Documents, (B) the First Lien Loan Documents or (C) any other agreement relating to other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Debt.

Section 6.04 Merger or Consolidation; Asset Sales; Hedge Terminations.

(a) Mergers or Consolidations.

(i) Without the consent of all the Lenders, the Borrower shall not merge or consolidate with or into any other Person other than (x) with a Restricted Subsidiary with the Borrower being the surviving entity; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral, and (y) pursuant to a Conversion Transaction; provided that, at the time thereof and immediately after giving effect thereto, (1) no Default shall have occurred, (2) the Administrative Agent shall have received written notice and description of such Conversion Transaction at least 90 days prior (or such shorter time period acceptable to the Administrative Agent in its sole discretion) to the consummation of such Conversion Transaction to the consummation of such Conversion Transaction), (3) the Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, at least 10 Business Days’ prior to the consummation of such Conversion Transaction, (4) the Administrative Agent shall have received an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent confirming the continuing obligations of the Borrower under each Loan Document to which it is a party and such other documents, filings and agreements necessary to maintain an Acceptable Security Interest in the Collateral, (5) the Administrative Agent shall have a certificate, as of the date acceptable to the Administrative Agent, of a Responsible Officer or the secretary or an assistant secretary of the Borrower (after giving effect to the Conversion Transaction) certifying (A) true and complete copy of the resolutions of the board of directors or managers (or other applicable governing body) of the Borrower approving the Loan Documents to which it is a party and authorizing the entering into of any Loan Document in connection with the assignment referred to in the preceding clause (4), (B) true and complete copy of the articles or certificate (as applicable) of incorporation (or formation) of the Borrower certified by the Secretary of State for the state of incorporation (or formation), (C) true and complete copy of the bylaws or other governing documents of the Borrower, (D) the names and true signatures of officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, including notices, and (E) true and complete copy of certificate of good standing for the Borrower in the state of its incorporation (or formation), which good standing certificate shall be in effective on the date of such officer’s certificate, (6) as requested by the Administrative Agent, the Administrative Agent shall have received an opinion of counsel in form and substance satisfactory to the Administrative Agent covering the matters set forth in Exhibit K, and (7) the Administrative Agent shall have continue to have an Acceptable Security Interest in the Collateral.

(ii) The Borrower shall not permit any of its Restricted Subsidiaries to merge or consolidate with or into any other Person other than the merger of a Restricted Subsidiary into the Borrower pursuant to the immediately preceding sentence or another Restricted Subsidiary; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral.

(b) Asset Sales.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to make any Disposition or to novate, assign, unwind, terminate, or amend a hedge position or Hedge Contract other than:

(i) the sale of Hydrocarbons or Liquid Investments in the ordinary course of business;

(ii) the Disposition of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person, or (C) contemporaneously replaced by equipment of at least comparable value and use;

(iii) the Disposition of Property to the Borrower or a Restricted Subsidiary of the Borrower; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral;

(iv) if no Event of Default then exists or would result therefrom, the Disposition of Property which (A) does not constitute Proven Reserves and (B) does not constitute Collateral or is not otherwise required under this Agreement to be Collateral; and

(v) if no Event of Default then exists or would result therefrom, any Triggering Event; provided that, (A) the consideration received in respect of such Triggering Event shall be equal to or greater than the fair market value of the Properties subject to such Triggering Event, (B) if such Triggering Event is a Disposition and such Disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary, and (C) if such Triggering Event would constitute a Material Disposition, the Borrower shall make the payments, if any, required under Section 2.06(c)(i) pursuant to the terms therein.

Section 6.05 Restricted Payments.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any Restricted Payments, except that if no Default or Event of Default has occurred both before and after giving effect to the making of such Restricted Payment, (a) the Restricted Subsidiaries may make Restricted Payments to the Borrower, (b) the Borrower may make Restricted Payments to its Equity Interest holders in an amount equal to the income tax liabilities of such Person attributable to the earnings of the Borrower, and (c) in addition to the foregoing permitted distribution for tax liabilities, the Borrower may make Restricted Payments to High Mesa on account of Equity Interests for purposes of High Mesa paying interest it owes under the Highbridge Note Purchase Agreement so long as (i) the aggregate amount of all such Restricted Payments under this clause (c) shall not to exceed the aggregate amount of cash contribution made by High Mesa to Borrower on account of

Equity Interests since March 25, 2014, and (ii) before and after giving effect to such Restricted Payment,  Availability is equal to or greater than 20% of the Borrowing Base then in effect.

Section 6.06 Investments.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including, without limitation, the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except:

(a) Liquid Investments;

(b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c) loans, advances, and investments by the Borrower in and to Restricted Subsidiaries and investments, loans and advances by Restricted Subsidiaries in and to other Restricted Subsidiaries and the Borrower;

(d) creation of any additional Restricted Subsidiaries in compliance with Section 6.16;

(e) [Reserved];

(f) investments in farm-outs, farm-ins, joint ventures, area of mutual interest agreements, gathering systems, processing systems, pipelines or other similar arrangements, in each case, so long as (i) such Investment is usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, (ii) such Investment is directly in Oil and Gas Properties or in an asset (such as pipelines, gathering systems or processing facilities) which services or otherwise directly impacts the Borrower’s and Restricted Subsidiaries Oil and Gas Properties, and (iii) the Borrower would otherwise be in compliance with Section 6.10 after giving effect to such Investment; and

(g) other investments, loans or advances not otherwise permitted by this Section 6.06 in an aggregate amount not to exceed $10,000,000 at any time.

Section 6.07 Affiliate Transactions.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates (other than transactions among the Borrower and its Restricted Subsidiaries) unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate.

Section 6.08 Compliance with ERISA.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, (a) engage in, or permit any Restricted Subsidiary to engage in, any transaction in connection with which the Borrower or any Controlled Group member could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any Restricted Subsidiary to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower or any Controlled Group member to the PBGC; (c) fail to make, or permit any Restricted Subsidiary to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower or any Controlled Group member is required to pay as contributions thereto; (d) permit to exist, or allow any Restricted Subsidiary to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any Restricted Subsidiary to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by the Borrower or any Controlled Group member which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) assume an obligation to contribute to, or permit any Restricted Subsidiary to assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any Restricted Subsidiary to acquire, an 80% or greater interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA, and in either case, the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, and the withdrawal liability, if assessed, could reasonably be expected to result in a Material Adverse Change; (h) incur, or permit any Restricted Subsidiary to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) assume an obligation to contribute to, or permit any Restricted Subsidiary to assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion without any material liability; (j) amend or permit any Restricted Subsidiary to amend, a Plan resulting in an increase in current liability such that the Borrower or any Controlled Group member is required to provide security to such Plan under section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any Plan that could reasonably be expected to result in a Material Adverse Change.

Section 6.09 Sale-and-Leaseback.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property that the Borrower or a Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred, except for the sale-and-leaseback of furniture, fixtures, and equipment not to exceed $5,000,000.

Section 6.10 Change of Business.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Restricted Subsidiary operate or carry on business in any jurisdiction other than the United States, including the Gulf of Mexico.

Section 6.11 Organizational Documents, Name Change; Change in Accounting; First Lien Loan Documents.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, or amend its name or change its jurisdiction of incorporation, organization or formation without prior written notice to, and prior consent of, the Administrative Agent.  The Borrower and the Guarantors shall not, and shall not permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP (and then subject to Section 1.03), or change the fiscal year of the Borrower or of any Restricted Subsidiary.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend, supplement, modify or restate or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the First Lien Loan Documents if such amendment, modification, waiver or other change would violate the Intercreditor Agreement.

Section 6.12 Use of Proceeds.  The Borrower will not permit the proceeds of any Loan to be used for any purpose other than those permitted by Section 5.09.  The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  Neither the Borrower nor any Person acting on behalf of the Borrower shall take, nor permit any of the Borrower’s Restricted Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of any Loan to purchase or carry any margin stock in violation of Regulations T, U or X.

Section 6.13 Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, allow on a net basis, gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or any Restricted Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than that which do not result in the Borrower or any Restricted Subsidiary having net aggregate liability in excess of $10,000,000.

Section 6.14 Limitation on Hedging.

(a) Speculative Purposes.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedge Contract for speculative purposes.

(b) Risk Management; Term.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to be party to or otherwise enter into any Hedge Contract that (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s operations or (ii) is longer than five years in duration.

(c) Additional Limitations on Hedging.  Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Hydrocarbon Hedge Contract with any Person other than Hydrocarbon Hedge Contracts the notional volumes for which (when aggregated with other Hydrocarbon Hedge Contracts then in effect other than basis differential swaps on volumes already hedged pursuant to other Hedge Contracts) do not exceed, as of the date such Hydrocarbon Hedge Contract is executed or at any time during the term of this Agreement, the percentage set forth below of the Borrower’s and Guarantors’ Current Production for each month during the period during which such Hydrocarbon Hedge Contract is in effect, for each of crude oil, natural gas liquids and natural gas, calculated separately:

Calendar Year Hedged ( relative to measurement date)	Percentage Limitation
	Crude Oil	Natural Gas and Natural Gas Liquids
Months 1-24	100%	100%
Months 25-36	75%	75%
Months 37-60	50%	50%

provided, that, if at any time, the aggregate notional volumes of all the Borrower’s and its Restricted Subsidiaries’ respective hedges of crude oil, natural gas liquids and natural gas (calculated separately) under all Hydrocarbon Hedge Contracts corresponding to the delivery dates of the Current Production exceeds the “Percentage Limitation” of Current Production, then Borrower shall have the opportunity to cure such excess by (A) furnishing to Administrative Agent, by no later than 5:00 p.m. (Houston, Texas, time) on the next Test Date, a detailed calculation of such determination and such excess, in form, and substance reasonably satisfactory to the Administrative Agent, and (B) no later than 15 days after such Test Date, Borrower shall (1) furnish to Administrative Agent an updated Engineering Report (the "Updated Engineering Report") in form and substance reasonably satisfactory to the Administrative Agent, and (2) terminate, create off-setting positions or otherwise unwind existing Hydrocarbon Hedge Contracts such that, after giving effect thereto, no more than “Percentage Limitation” of the Borrower's and its Restricted Subsidiaries' aggregate Current Production of crude oil, natural gas liquids and natural gas are covered by all Hydrocarbon Hedge Contracts (it being understood that volumes of crude oil, natural gas liquids and natural gas are calculated separately and that natural gas liquids may be hedged on terms reasonably satisfactory to the Administrative Agent by Hydrocarbon Hedge Contracts for crude oil, natural gas, natural gas liquids or a combination thereof), and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent certifying to that effect; provided further that, if an Updated Engineering Report is updating an Independent Engineering Report, such Updated Engineering Report shall be an Independent Engineering Report.  No Hydrocarbon Hedge Contract shall have a tenor of longer than 5 years.  For purposes of the foregoing volume limitations, floors and puts shall be disregarded.

(d) Acquisition Hedging.  With respect to anticipated production of Hydrocarbons which are the subject of an Acquisition under which the Borrower or any Restricted Subsidiary is the purchaser, the Borrower and its Restricted Subsidiaries may enter into Hydrocarbon Hedge Contracts covering such anticipated production prior to effecting such Acquisition (regardless of the fact that such production is not yet owned by the Borrower or such Restricted Subsidiary) so long as (A) a binding purchase agreement has been executed by the Borrower or a Restricted Subsidiary and the counterparties to such Acquisition, (B) at the time such Hydrocarbon Hedge Contracts are entered into, the aggregate Unused Commitment Amount is greater than or equal to 10% of the lesser of the Borrowing Base and the aggregate Commitments then in effect, (C) the Borrower shall, and shall cause its Restricted Subsidiaries to terminate, unwind or otherwise liquidate all such Hydrocarbon Hedge Contracts upon the earliest of (1) the 90th day following the full execution of the purchase agreement related to such Acquisition if the Acquisition has not been fully consummated by such date, (2) within 3 Business Days after the date upon on which such purchase agreement is terminated by any party thereto, and (3) the date upon which the Borrower or any Restricted Subsidiary believes, with reasonable certainty, that such Acquisition will not be consummated, and (D) at the time such Hydrocarbon Hedge Contracts are entered into, but after giving pro forma effect to such Acquisition (i.e. assuming that such Acquisition had gone into effect prior to or as of the date such Hydrocarbon Hedge Contracts are entered into and Engineering Report, for purposes of calculating Current Production, includes any Engineering Report covering the reserves that are the subject of such Acquisition)), such Hydrocarbon Hedge Contracts would be permitted under subsection (b) above and such Hydrocarbon Hedge Contracts shall otherwise comply with the terms of this Agreement.

Section 6.15 [Reserved].

Section 6.16 Additional Subsidiaries.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create or acquire any additional Subsidiaries without (a) the prior written notice to the Administrative Agent and (b) being in compliance with Section 5.14.

Section 6.17 Current Ratio.  The Borrower shall not permit the ratio of, as of the last day of each fiscal quarter of the Borrower, beginning with the fiscal quarter ending June 30, 2015, the Borrower’s and its consolidated Restricted Subsidiaries’ (it being understood that no amounts of the Unrestricted Subsidiaries of the Borrower shall be taken into account in calculating this ratio) (a) consolidated current assets to (b) consolidated current liabilities, to be less than 1.00 to 1.00.  For purposes of this calculation (i) “current assets” shall include, as of the date of calculation, Availability under the First Lien Credit Agreement (but only to the extent the Borrower is able to borrow under the First Lien Credit Agreement and be pro forma compliant with its financial covenants) but shall exclude any asset representing a valuation account arising from the application of SFAS 133 or 143, and (ii) “current liabilities” shall exclude, as of the date of calculation, the current portion of long-term Debt existing under this Agreement and the current portion of long-term Debt existing under the First Lien Credit Agreement and any liabilities representing a valuation account arising from the application of SFAS 133 and 143.

Section 6.18 Leverage Ratio.  The Borrower shall not permit, as of the end of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2015, the ratio of (a) all Debt (other than obligations under Hedge Contracts) of the Borrower and its Restricted Subsidiaries as of such fiscal quarter end to (b) EBITDAX, to be greater than 4.50 to 1.00.

Section 6.19 Interest Coverage Ratio.  The Borrower shall not permit, as of the end of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2015, the ratio of (a) EBITDAX to (b) the Interest Expense, to be less than 2.50 to 1.00.

Section 6.20 Minimum PV-9 to Total Outstanding Secured Debt.    As of any Asset Coverage Date, the Borrower shall not permit, the ratio of (a) PV-9 as of such Asset Coverage Date to (b) Total Outstanding Secured Debt as of such Asset Coverage Date, to be less than 1.50 to 1.00.  For purposes hereof, “Asset Coverage Date” shall mean (x) commencing June 30, 2016, the date that each Engineering Report is delivered and (y) the date any Material Disposition by the Borrower or any of its Subsidiaries is consummated.

Section 6.21 [Reserved].

Section 6.22 Account Payables.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, allow any of its trade payables or other accounts payable to be outstanding for more than 90 days (except (a) in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established and (b) for such payables, which in the aggregate, do not exceed $3,000,000).

Section 6.23 Anti-Terrorism Laws.  The Borrower shall not permit, and shall not permit the other Loan Parties to (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4.21 above, (b) deal in, or otherwise engage in any transaction relating to, any property of interests in property blocked pursuant to the Executive Order of any other Anti-Terrorism Law or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (x) any of the prohibitions set forth in any Anti-Terrorism Law or (y) or (y) any prohibitions set forth in the rules or regulations issued by OFAC (and, in each case, the Borrower shall, and shall cause each of the Loan Parties to, promptly deliver or cause to be delivered to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.23).

Section 6.24 Additional Equity Interests.  The Borrower will not issue or designate any series or class of Equity Interest that by its terms requires the payment of dividends or interest in respect of such Equity Interest in cash, nor will it permit the amendment, modification or supplementation of its limited partnership agreement or certificate of limited partnership to permit any of its existing Equity Interests to require the payment of dividends or interest in respect of such Equity Interest in cash.

ARTICLE VII
EVENTS OF DEFAULT; REMEDIES

Section 7.01 Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a) Payment.  The Borrower (i) shall fail to pay when due any principal under the Notes or any other Loan Document or (ii) shall fail to pay any interest, fees, reimbursements, indemnifications, or other amounts due and payable hereunder, under the Notes, or under any other Loan Document and such failure shall continue for a period of three Business Days after the due date therefor;

(b) Representation and Warranties.  Any representation or warranty made or deemed to be made (i) by the Borrower or any of its Restricted Subsidiaries or any other Guarantor (or any of their respective officers) in this Agreement or in any other Loan Document or (ii) by the Borrower or any of its Restricted Subsidiaries (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed to be made;

(c) Covenant Breaches.  The Borrower or any of its Restricted Subsidiaries or any other Guarantor shall (i) fail to perform or observe any term or covenant set forth in Section 5.03 (with respect to the existence of the Borrower or any Restricted Subsidiary), or Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document that is not covered by clause (i) above or any other provision of this Section 7.01 and such failure shall remain unremedied for a period of thirty Business Days after the occurrence of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any of its Restricted Subsidiaries);

(d) Cross Defaults.  (i) The Borrower and or any of its Restricted Subsidiaries shall fail to pay any principal of or premium or interest on its Debt (other than Debt in respect of the First Lien Credit Agreement but including Debt in respect of the Senior Unsecured Notes) that is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower or any of its Restricted Subsidiaries so in default when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (other than Debt in respect of the First Lien Credit Agreement but including Debt in respect of the Senior Unsecured Notes)  (including, without limitation, any event of default or termination event under any Hedge Contract) that is outstanding in a principal amount (or termination payment amount or similar amount) of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower or such Restricted Subsidiary so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt in a principal amount of at least $5,000,000 individually or when aggregated with all such Debt of the Borrower or such Restricted Subsidiary shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(e) Insolvency.  (i) The Borrower or any of its Restricted Subsidiaries or any other Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against the Borrower or any of its Restricted Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower or any such Restricted Subsidiary either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding shall occur; or (iii) the Borrower or any of its Restricted Subsidiaries, shall take any corporate action to authorize any of the actions set forth above in this Section 7.01(e);

(f) Judgments.  Any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower or any of its Restricted Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Termination Events.  Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the Termination Event could reasonably be expected to result in a Material Adverse Change;

(h) Plan Withdrawals.  The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount that could reasonably be expected to result in a Material Adverse Change;

(i) Change in Control.  A Change in Control shall have occurred;

(j) Loan Documents.  Any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or any of its Restricted Subsidiaries or any such Person shall so state in writing;

(k) Security Instruments.  (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral in excess of $5,000,000.00 in the aggregate at any one time or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower or any of its Restricted Subsidiaries except as a result of the sale or other Disposition of the applicable Collateral permitted under the Loan Documents;

(l) [Reserved].

(m) [Reserved].

(n) First Lien Credit Agreement.  An “Event of Default” (i) under Section 7.01(a) of the First Lien Credit Agreement shall have occurred or (ii) under any other provision of Section 7.01 of the First Lien Credit Agreement shall have occurred and, as a result thereof, and First Lien Secured Obligations shall have been declared to be due and payable, or required to be prepaid, prior to the stated maturity thereof; or

(o) Intercreditor Agreement.  The Intercreditor Agreement shall, for any reason, except to the extent permitted by the terms thereof, cease to be valid and binding or otherwise cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against any Loan Party or any holder of Debt under the First Lien Loan Documents or of any other First Lien Secured Obligations or shall be repudiated in writing by any such Person.

Section 7.02 Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to Section 7.01(e)) shall have occurred and be continuing:

(a) the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders (provided that, solely for purposes of determining Majority Lenders with respect to this Section 7.02(a) and Section 7.02(b), the aggregate principal amount of the Loans of any Lender that is an Affiliate of the Borrower (if any) shall be excluded from the determination of Majority Lenders) by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full (including, without limitation, the Make Whole Amount and any applicable Applicable Premium), without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

(b) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself and the Lenders by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity.  If any Event of Default pursuant to Section 7.01(e) shall occur,

(a) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full (including, without limitation, the Make Whole Amount or any applicable Applicable Premium), without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

(b) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself and the Lenders by appropriate proceedings.

Section 7.04 Right of Set off.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent or such Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured.  The Administrative Agent and each Lender agrees to promptly notify the Borrower after any such set off and application made by the Administrative Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application.  The rights of the Administrative Agent and each Lender under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set off) which the Administrative Agent or such Lender may have.

Section 7.05 Non-exclusivity of Remedies.  No remedy conferred upon the Administrative Agent and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06 Application of Proceeds.  During the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument, or any other agreement with the Borrower or any of its Restricted Subsidiaries that secures any of the Obligations, shall be, subject to the Intercreditor Agreement, applied in the following order:

(a) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(b) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(c) third, pro rata to payment of accrued interest on the Loans;

(d) fourth, pro rata to payment of principal outstanding on the Loans and any prepayment premiums payable pursuant to Section 2.06(d);

(e) fifth, pro rata to any other Obligations;

(f) sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by law.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Section 8.01 Appointment; Powers.  Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02 Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 8.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Loan Parties or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in Article III, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 8.03 Action by Administrative Agent.  The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 8.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which, in its opinion, or the opinion of its counsel, exposes the Administrative Agent to liability or which is contrary to this Agreement, the Loan Documents or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law.  If a Default has occurred and is continuing, no Agent shall have any obligation to perform any act in respect thereof.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 8.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 8.05 Subagents.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and related parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Affiliates and related parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06 Resignation of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 8.06, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a qualified financial institution as successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Sections 9.04 and 9.07 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates and related parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 8.07 Administrative Agent as Lender.  The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any other Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.08 No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any other Lender, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower, or any of the other Loan Parties of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any such Person.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent nor any  Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Loan Parties (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Simpson Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 8.09 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Loan Parties, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09, Section 9.03 and 9.07) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09, Section 9.03 and 9.07.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10 Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments.  The Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.02 or Section 7.03 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law.  By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(a).

(b) Each Secured Party irrevocably authorizes Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) upon payment in full in cash of all Obligations; (ii) constituting Property sold or to be sold or otherwise disposed of as part of or in connection with any Disposition permitted under this Agreement or the other Loan Documents; (iii) constituting Property in which the Borrower or any Restricted Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to the Borrower or any Restricted Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Restricted Subsidiary to be, renewed or extended; (v) as required by the Intercreditor Agreement; or (vi) if approved, authorized or ratified in writing by the applicable Majority Lenders or all the Lenders, as the case may be, as required by Section 9.01.  Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.10.  By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(b).

(c) Notwithstanding anything contained in any of the Loan Documents to the contrary, the Borrower, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof.  By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(c).

ARTICLE IX
MISCELLANEOUS

Section 9.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by the Borrower or any Restricted

Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders  and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by each Lender adversely affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the aggregate Commitments of any Lender, (c) reduce the principal of, or interest on, the Notes or the Loans or any fees or other amounts payable hereunder or under any other Loan Document, (d) postpone any date fixed for any payment of interest on, the Notes or the Loans, or any fees or other amounts payable hereunder or extend the Maturity Date,  (e) change the percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document (including the voting provisions of Section 7.02(a) and (b)), (f) amend Section 2.12 in such a manner as to alter the pro rata sharing of payments required therein or this Section 9.01, (g) amend the definition of “Majority Lenders,” (h) release any Restricted Subsidiary  from its obligations under any Guaranty other than as a result of a transaction permitted hereby, (i) permit the Borrower or any Restricted Subsidiary to enter into any merger or consolidation with or into any other Person, except for mergers or consolidations permitted pursuant to Section 6.04 or amend clause (a)(i) of Section 6.04, (j) release any Collateral securing the Obligations, except for releases of Collateral otherwise permitted under Section 8.10(b)(i)-(v), or (k) amend or waive any provision of, nor consent to any departure by any party thereto from, the Intercreditor Agreement to the extent such amendment, waiver or consent would impair the priority or enforceability of the Liens securing the Obligations; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

Section 9.02 Notices, Etc.  All notices and other communications shall be in writing (including, without limitation, telecopy) and mailed by certified mail, return receipt requested, telecopied, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule I or at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when so mailed, telecopied, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed or when delivered by such messenger or courier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VIII shall not be effective until received by the Administrative Agent.

Section 9.03 No Waiver; Remedies.  No failure on the part of any Lender or, the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04 Costs and Expenses.  The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent and its Affiliates (provided that the Borrower must consent to the incurrence of expenses in excess of $250,000 prior to the Effective Date, such consent not to be unreasonably withheld or delayed) and to the extent necessary as determined by the Administrative Agent, other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone, distributions, insurance, bank meetings and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the

Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent in connection with any search, filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, and (c) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any sub-agent, or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any sub-agent, or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 9.04, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (including, without limitation, periodic collateral/financial control, field examinations, asset appraisal expenses, the monitoring of assets, enforcement or rights and other miscellaneous disbursements).

Section 9.05 Binding Effect.  This Agreement shall become effective as provided in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.06 Lender Assignments and Participations.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.06.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.06) and, to the extent expressly contemplated hereby, the Affiliates and related parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in Section 9.06(b)(ii), any Lender may assign to one or more Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required if (1) an Event of Default has occurred and is continuing or (2) at any other time, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent with ten (10) Business Days after having received written notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,000; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) the assignee must not be a natural person, or an Affiliate or Subsidiary of the Borrower.

(iii) Subject to Section 9.06(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 2.14 and Section 9.04, and Section 9.07).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.06(c).

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Schedule II and forward a copy of such revised Schedule II to the Borrower and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the Eligible Assignee’s completed Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 9.06(b) and any written consent to such assignment required by this Section 9.06(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.06(b).

(vi) Notwithstanding the foregoing, no assignment or participation shall be made to any Loan Party or any Affiliate of a Loan Party.

(c) (i)  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, or any other Person, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) the selling Lender shall maintain the Participant Register.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.01(a) through (d) that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 9.04 and Section 9.07.  Subject to Section 9.06(c)(iii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13 and Section 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(g) as though it were a Lender (it being understood the documentation required under Section 2.14(g) shall be provided only to the selling Lender).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank, and this Section 9.06(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 9.06, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 9.07 Indemnification; Waiver.

(a) THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, EACH SUB-AGENT, AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL ACTUAL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF COUNSEL INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE BORROWER OR ANY OTHER LOAN PARTY BY SUCH PERSONS, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER LOAN PARTY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (x) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OTHER LOAN PARTY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER LOAN PARTY, (xi) THE PAST OWNERSHIP BY THE BORROWER OR ANY OTHER LOAN PARTY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR

HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OTHER LOAN PARTY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OTHER LOAN PARTY, (xiii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OTHER LOAN PARTY, (xiv) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES INCLUDING ORDINARY NEGLIGENCE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO (X) ARISE FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (Y) ARISE SOLELY OUT OF ANY CLAIM, ACTION, INQUIRY, SUIT, LITIGATION, INVESTIGATION OR PROCEEDING THAT DOES NOT INVOLVE AN ACT OR OMISSION OF ANY LOAN PARTY, ANY OF THEIR AFFILIATES OR SUBSIDIARIES AND THAT IS BROUGHT BY AN INDEMNITEE AGAINST ANY OTHER INDEMNITEE (OTHER THAN ANY CLAIM, ACTION, SUIT, INQUIRY, LITIGATION, INVESTIGATION OR PROCEEDING AGAINST THE ADMINISTRATIVE AGENT IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS AN ADMINISTRATIVE AGENT OR (Z) RELATE TO TAXES, WHICH SHALL BE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 2.14.

(b) THE BORROWER SHALL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF EACH INDEMNITEE AFFECTED THEREBY, SETTLE ANY THREATENED OR PENDING CLAIM OR ACTION THAT WOULD GIVE RISE TO THE RIGHT OF ANY INDEMNITEE TO CLAIM INDEMNIFICATION HEREUNDER UNLESS SUCH SETTLEMENT (X) INCLUDES A FULL AND UNCONDITIONAL RELEASE OF ALL LIABILITIES ARISING OUT OF SUCH CLAIM OR ACTION AGAINST SUCH INDEMNITEE, (Y) DOES NOT INCLUDE ANY STATEMENT AS TO OR AN ADMISSION OF FAULT, CULPABILITY OR FAILURE TO ACT BY OR ON BEHALF OF SUCH INDEMNITEE AND (Z) REQUIRES NO ACTION ON THE PART OF THE INDEMNITEE OTHER THAN ITS CONSENT.

(c) NO INDEMNITEE SEEKING INDEMNIFICATION OR CONTRIBUTION UNDER THIS AGREEMENT WILL, WITHOUT THE BORROWER’S WRITTEN CONSENT (WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, DELAYED OR CONDITIONED), SETTLE, COMPROMISE, CONSENT TO THE ENTRY OF ANY JUDGMENT IN OR OTHERWISE SEEK TO TERMINATE ANY INVESTIGATION, LITIGATION OR PROCEEDING REFERRED TO HEREIN; HOWEVER IF ANY OF THE FOREGOING ACTIONS IS TAKEN WITH THE BORROWER’S CONSENT OR IF THERE IS A FINAL AND NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION FOR THE PLAINTIFF IN ANY SUCH INVESTIGATION, LITIGATION OR PROCEEDING, THE BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM AND AGAINST

ANY AND ALL ACTUAL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES BY REASON OF SUCH ACTION OR JUDGMENT IN ACCORDANCE WITH THE PROVISIONS OF THE PRECEDING PARAGRAPHS.  NOTWITHSTANDING THE IMMEDIATELY PRECEDING SENTENCE, IF AT ANY TIME AN INDEMNITEE SHALL HAVE REQUESTED INDEMNIFICATION OR CONTRIBUTION IN ACCORDANCE WITH THIS AGREEMENT, THE BORROWER SHALL BE LIABLE FOR ANY SETTLEMENT OR OTHER ACTION REFERRED TO IN THE IMMEDIATELY PRECEDING SENTENCE EFFECTED WITHOUT THE BORROWER’S CONSENT IF (A) SUCH SETTLEMENT OR OTHER ACTION IS ENTERED INTO MORE THAN 30 DAYS AFTER RECEIPT BY THE BORROWER OF SUCH REQUEST FOR SUCH INDEMNIFICATION OR CONTRIBUTION AND (B) THE BORROWER SHALL NOT HAVE PROVIDED SUCH INDEMNIFICATION OR CONTRIBUTION IN ACCORDANCE WITH SUCH REQUEST PRIOR TO THE DATE OF SUCH SETTLEMENT OR OTHER ACTION.

(d) No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnitee (as determined by a final non-appealable judgment of a court of competent jurisdiction).

(e) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, or any sub-agent under Section 9.04 or Section 9.07(a), each Lender severally agrees to pay to the Administrative Agent or such sub-agent, as the case may be, such Lender’s Pro Rata Share (as determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such sub-agent in its capacity as such.

(f) To the extent permitted by applicable law, the Borrower shall not, and shall cause each Loan Party not to, assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(g) All amounts due under this Section 9.07 shall be payable not later than 10 days after written demand therefor.

Section 9.08 Confidentiality.  The Administrative Agent and each Lender (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by the Borrower pursuant to this Agreement and identified by the Borrower as proprietary or confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority or in connection with any pledge or assignment pursuant to Section 9.06(d), (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any other Lending Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Loan Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.08.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lending Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lending Party to disclose to the Borrower or any Affiliate thereof that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lending Party to inform the Borrower or any Affiliate thereof of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.09 Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.10 Survival of Representations, Etc.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Loans and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.  All obligations of the Borrower provided for in Sections 2.13, 2.14, 9.04, and 9.08 and all of the obligations of the Lenders in Section 9.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.11 Severability.  In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.12 [Reserved].

Section 9.13 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY: SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE DISTRICT COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER

FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 9.02 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 9.02 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER.

Section 9.14 WAIVER OF JURY TRIAL.  EACH PARTY HEREBY (a) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (b) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (c) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS OR THE WAIVERS SET FORTH IN SECTION 9.07(f); AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.14 AND IN SECTION 9.07(f).

Section 9.15 Intercreditor Agreement.  The Administrative Agent is hereby authorized on behalf of the Lenders to enter into the Intercreditor Agreement.  A copy of the Intercreditor Agreement will be made available to each Secured Party on the date hereof and thereafter upon request.  Each Lender acknowledges and agrees to the terms of such Intercreditor Agreement, as the same may further be amended, restated, supplemented or otherwise modified pursuant to the terms hereof, and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.

Section 9.16 USA Patriot Act.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 9.17 PRIOR OR ORAL AGREEMENTS.  THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL

AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN.  ADDITIONALLY, THIS AGREEMENT AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, THE BORROWER HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

[Remainder of this page intentionally left blank.  Signature page follows.]

EXECUTED as of the date first above written.

BORROWER:	ALTA MESA HOLDINGS, LP
By: Alta Mesa Holdings GP, LLC, its general partner

By:	/s/ Michael A. McCabe
Name:	Michael A. McCabe
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:	MORGAN STANLEY ENERGY CAPITAL INC., as Administrative Agent

By:	/s/ Deborah L. Hart
Name:	Deborah L. Hart
Title:	Vice President

Signature Page
Senior Secured Term Loan Agreement
(Alta Mesa Holdings, LP)

LENDERS:	MORGAN STANLEY ENERGY CAPITAL INC.

By:	/s/ Deborah L. Hart
Name:	Deborah L. Hart
Title:	Vice President

Signature Page
Senior Secured Term Loan Agreement
(Alta Mesa Holdings, LP)

SCHEDULE I
NOTICE INFORMATION FOR BORROWER, ADMINISTRATIVE AGENT, AND LENDERS

Administrative Agent:

Morgan Stanley Energy Capital Inc.
2000 Westchester Avenue, 1st Floor
Purchase, New York 10577,
Attention: David Lazarus
Telephone 914-225-1474

Borrower:

Alta Mesa Holdings, LP
15021 Katy Freeway, Suite 400
Houston, Texas  77094
Attention:  Michael McCabe
Facsimile:  281-530-5278
Lenders:

Each to its address (or telecopy number) set forth in its administrative questionnaire

SCHEDULE II
COMMITMENTS; PRO RATA SHARE

Aggregate Maximum Credit Amounts

Name of Lender	Term Percentage	Commitment
Morgan Stanley Energy Capital Inc.	100.0%	$125,000,000.00
TOTAL:	100.0%	$125,000,000.00